EXHIBIT 4.3

EXECUTION COPY

THIRD LIEN CREDIT AGREEMENT

dated as of

April 8, 2005

among

THE GOODYEAR TIRE & RUBBER COMPANY,
as Borrower,

The SUBSIDIARY GUARANTORS Party Hereto,

The LENDERS Party Hereto,

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES INC.,	DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arranger	as Joint Lead Arranger
and Joint Bookrunner	and Joint Bookrunner

[CS&M 6701-315]

SCHEDULES:

Schedule 1.01A	—	Consent Subsidiaries
Schedule 1.01B	—	Mortgaged Properties
Schedule 2.01	—	Commitments
Schedule 3.10 (b)	—	Mortgaged Properties
Schedule 3.10 (c)	—	Material Intellectual Property
Schedule 4.01	—	Post-Effective Date Delivery Requirements

EXHIBITS:

Exhibit A	—	Form of Borrowing Request
Exhibit B	—	Form of Interest Election Request
Exhibit C	—	Form of Promissory Note
Exhibit D	—	Form of Assignment and Assumption
Exhibit E-1	—	Form of Opinion of Borrower’s Outside Counsel
Exhibit E-2	—	Form of Opinion of Borrower’s General Counsel
Exhibit F	—	Form of First Lien Guarantee and Collateral Agreement
Exhibit G	—	Form of Second Lien Guarantee and Collateral Agreement
Exhibit H	—	Collateral Agreement
Exhibit I	—	Form of European Guarantee and Collateral Agreement
Exhibit J	—	Form of Supplement

     THIRD LIEN CREDIT AGREEMENT dated as of April 8, 2005 (this “Agreement”), among THE GOODYEAR TIRE & RUBBER COMPANY; the SUBSIDIARY GUARANTORS listed on the signature pages hereto; the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

          The Borrower has requested that the Lenders extend credit to the Borrower in the form of Loans in an aggregate principal amount not to exceed $300,000,000. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth. The proceeds of Borrowings hereunder will be used for working capital and general corporate purposes of the Borrower and the Subsidiaries.

          Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “ABL Facilities Agreement” means the Amended and Restated Term Loan and Revolving Credit Agreement dated as of February 19, 2004, as amended, among the Borrower, certain lenders, JPMCB, as administrative agent, Citicorp USA, Inc., as syndication agent, and Bank of America, N.A. and CIT Financial Group, as documentation agents.

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Additional Assets” means:

          (a) any property or assets (other than Indebtedness and Capital Stock) to be used by the Borrower or a Restricted Subsidiary;

          (b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or

          (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (b) or (c) above is primarily engaged in a Permitted Business.

          “Additional Excluded Collateral” means (i) the portion of the Borrower’s and the Grantor Subsidiary Guarantors’ manufacturing facilities that are pledged to secure Bank Indebtedness on the Effective Date, (ii) any Excluded Securities and (iii) any Consent Assets that are pledged from time to time to secure Priority Lien Obligations permitted under this Agreement.

          “Additional Foreign Bank Collateral” means all the assets of and rights in Foreign Subsidiaries subject to Liens securing the European Bank Indebtedness from time to time.

          “Additional Junior Lien Notes” means Junior Lien Notes issued under the Junior Lien Indenture after the Indenture Closing Date and in compliance with the terms thereof, it being understood that any Junior Lien Notes issued in exchange for or replacement of any Junior Lien Notes issued on the Indenture Closing Date shall not be an Additional Junior Lien Note, including any such Junior Lien Notes issued pursuant to a Registration Rights Agreement (as defined in Appendix A attached to the Junior Lien Indenture).

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agents” means the Administrative Agent and the Collateral Agent.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Applicable Indebtedness” means:

          (a) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral or is an Excluded Security, any Priority Lien Obligation that, in each case, is secured at such time by such asset on a Priority Lien basis; or

          (b) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Foreign Subsidiary the stock of which is included in the Collateral, (i) any Priority Lien Obligation that, in each case, is secured by such stock on a Priority Lien basis, (ii) any Indebtedness of such Foreign Subsidiary or (iii) any Indebtedness of any other Foreign Subsidiary that is a Wholly Owned Subsidiary; or

          (c) in respect of any other asset, Senior Indebtedness of the Borrower or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor.

          “Applicable Senior Indebtedness” means:

          (a) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness that is secured at such time by such asset; or

          (b) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Foreign Subsidiary the stock of which is included in the Collateral, (i) any Priority Lien Obligation that, in each case, is secured by such stock on a Priority Lien basis, (ii) any Indebtedness of such Foreign Subsidiary or (iii) any Indebtedness of any other Foreign Subsidiary that is a Wholly Owned Subsidiary; or

          (c) in respect of any other asset, Senior Indebtedness of the Borrower or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor.

          “Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or by an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Arrangers” means J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, and Deutsche Bank Securities Inc., as Joint Lead Arranger and Joint Bookrunner, for the credit facility established by this Agreement.

          “Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

          (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary),

          (b) all or substantially all the assets of any division or line of business of the Borrower or any Restricted Subsidiary,

          (c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary, or

          (d) any other assets of the Borrower or any Restricted Subsidiary that are the subject of a transaction the Borrower elects to be an Asset Disposition requiring the release of Liens on Collateral pursuant to Section 10.17(a)(iii)

other than, in the case of clauses (a), (b) and (c) above,

(i)	a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary,

(ii)	for purposes of Section 5.06 only, a disposition subject to Section 5.04,

(iii)	a disposition of assets with a Fair Market Value of less than $5,000,000,

(iv)	a sale of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,

(v)	a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction, and

(vi)	a disposition of all or substantially all the Borrower’s assets (as determined on a Consolidated basis) in accordance with Section 6.01.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

          “Attributable Debt” means, with respect to any Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of (i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (ii) the Attributable Debt determined assuming no such termination.

          “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

          “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreements and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

          “Bankruptcy Law” has the meaning assigned to such term in Section 7.01.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Board of Directors” means the board of directors of the Borrower or any committee thereof duly authorized to act on behalf of the board of directors of the Borrower.

          “Borrower” means The Goodyear Tire & Rubber Company, an Ohio corporation.

          “Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form of Exhibit A hereto.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          “Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party having employees in Canada.

          “Canadian Pension Plans” means each plan which is a registered pension plan within the meaning of the Income Tax Act (Canada).

          “Canadian Security Agreements” has the meaning assigned to such term in the Collateral Agreement.

          “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

          “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

          “Change of Control” means the occurrence of any of the following events:

          (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower;

          (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office;

          (c) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

          (d) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (as determined on a Consolidated basis) to another Person, and, in the case of any such merger or consolidation, the securities of the Borrower that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Borrower are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” means all the assets and rights that secure any of the Obligations pursuant to the Security Documents.

          “Collateral Agent” means Wilmington Trust Company, in its capacity as collateral agent for the Lenders under the Collateral Agreement and the other Security Documents.

          “Collateral Agreement” means the Collateral Agreement dated as of March 12, 2004, among the Borrower, the Subsidiaries of the Borrower identified therein and Wilmington Trust Company, as collateral agent, attached as Exhibit H hereto.

          “Collateral Agreement Designation Notice” means a notice delivered by the Borrower under Section 11.01 of the Collateral Agreement designating the Obligations under this Agreement as “Designated Pari Passu Obligations” under the Collateral Agreement in accordance with the terms thereof.

          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans on the Effective Date, expressed as an amount representing the maximum permitted aggregate amount of the Loans to be made by such Lender. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $300,000,000.

          “Consent Asset” means any asset or right of the Borrower or a Grantor Subsidiary Guarantor the creation of a security interest in which would be prohibited by or not be effective under applicable law or would violate or result in a default under any agreement or instrument in effect on the Effective Date (or in the case of any future Grantor Subsidiary Guarantor on the date it becomes a Grantor Subsidiary Guarantor) between the Borrower or such Grantor Subsidiary Guarantor, as the case may be, and any Person other than (a) the Borrower, (b) any Wholly Owned Subsidiary or (c) any

Subsidiary that is not a Wholly Owned Subsidiary unless the waiver of such default or violation would require the consent of any Person other than the Borrower or another Subsidiary; provided, however, that no asset or right shall be a Consent Asset to the extent that Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the applicable jurisdiction, or any other law of the applicable jurisdiction, shall permit (and excuse any default or violation resulting from) the creating of a security interest in such asset or right notwithstanding the provision of such agreement or instrument prohibiting the creation of a security interest therein or shall render such provision unenforceable.

          “Consent Subsidiary” means any Subsidiary in respect of which (a) the consent of any Person other than the Borrower or any Wholly Owned Subsidiary is required by applicable law or the terms of any organizational document of such Subsidiary or other agreement of such Subsidiary or any Affiliate of such Subsidiary in order for such Subsidiary to Guarantee the Obligations, pledge its assets to secure its Guarantee of the Obligations and perform its obligations under any supplemental agreement and the Security Documents, or in order for Capital Stock of such Subsidiary to be pledged under the Security Documents, as the case may be, and (b) the Borrower endeavored in good faith to obtain such consents and such consents shall not have been obtained; provided, however, that any Subsidiary constituting a “Consent Subsidiary” under the First Lien Agreement on the Effective Date shall be a Consent Subsidiary for so long as the assets or Capital Stock of such Subsidiary are not pledged to secure any First Lien Bank Indebtedness or Second Lien Bank Indebtedness. Notwithstanding the foregoing, no Subsidiary shall be a Consent Subsidiary at any time that it is a guarantor of, or has provided any collateral to secure, Indebtedness for borrowed money of the Borrower, and any Consent Subsidiary that at any time ceases to meet the test set forth in clause (a) shall cease to be a Consent Subsidiary.

          “Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements have been filed with the SEC to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (i) if the Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (ii) if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated

Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Borrower or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (iii) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (iv) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (v) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

          For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X, as it may be amended or replaced from time to time, promulgated by the SEC.

          If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such

Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

          “Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Borrower and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication, (i) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing, (vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Borrower or any Restricted Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee, (vii) net payments made pursuant to Hedging Obligations (including amortization of fees), (viii) dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Borrower, in each case held by Persons other than the Borrower or a Restricted Subsidiary, (ix) interest Incurred in connection with investments in discontinued operations, and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust, and minus, to the extent included in such total interest expense, (x) any breakage costs of Hedging Obligations terminated in connection with the borrowing of the Loans on the Effective Date and the application of the net proceeds therefrom and (y) the amortization during such period of capitalized financing costs; provided, however, that for any financing consummated after the Indenture Closing Date, the aggregate amount of amortization relating to any such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs.

          Notwithstanding the foregoing, for the purposes of the definition of “Consolidated Secured Debt Ratio,” “Consolidated Interest Expense” means, for any period, the total Consolidated interest expense of the Borrower for such period determined in accordance with GAAP.

          “Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that (i) subject to the limitations contained in clause (d) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary, (b) any net income (or loss) of any Person acquired by the Borrower or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Borrower from such Foreign Subsidiary (with the amount of cash readily procurable from such Foreign Subsidiary being determined in good faith by a Financial Officer of the Borrower) pursuant to intercompany loans, repurchases of Capital Stock or otherwise), except that (i) subject to the limitations contained in clause (d) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the net loss of any such Restricted Subsidiary for such period shall not be excluded in determining such Consolidated Net Income, (d) any gain (or loss) realized upon the sale or other disposition of any asset of the Borrower or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, (e) any extraordinary gains or losses and (f) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purpose of Section 5.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 5.04(a)(iii)(D).

          “Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (a) the sum of, without duplication (i) total Consolidated Indebtedness of the Borrower that is secured by Priority Liens and Pari Passu Liens and (ii) total Indebtedness for borrowed money of the Foreign Subsidiaries (including the European Bank Indebtedness), in each case, as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC, to (b) the aggregate amount of EBITDA for the then most recent four fiscal quarters for which financial statements have been filed with the SEC, in each case with such pro forma adjustments to Consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

          “Consolidated Subsidiary” means, at any date, each Subsidiary the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements in accordance with GAAP.

          “Consolidation” means the consolidation of (a) in the case of the Borrower, the accounts of each of the Restricted Subsidiaries with those of the Borrower and (b) in the case of a Restricted Subsidiary, the accounts of each subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Credit Agreements” means the First Lien Agreement, the Second Lien Agreement and the European Facilities Agreement, each as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of this Agreement, unless otherwise agreed to by the Lenders holding at least a majority in aggregate principal amount of the Loans at the time outstanding).

          “Credit Documents” means this Agreement, any promissory notes delivered pursuant to Section 2.06(e), the Security Documents, the Lien Subordination and Intercreditor Agreement and the LSIA Designation Notice.

          “Credit Facilities Agreements” means this Agreement, the First Lien Agreement, the Second Lien Agreement and the European Facilities Agreement.

          “Credit Facilities Documents” means the Credit Facilities Agreements, the Collateral Agreement, the First Lien Guarantee and Collateral Agreement, the Second Lien Guarantee and Collateral Agreement, the European Guarantee and Collateral Agreement and the other Security Documents (as such term is defined in any Credit Facilities Agreement).

          “Credit Party” means the Borrower, each Subsidiary Guarantor and each Grantor.

          “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

          “Custodian” has the meaning assigned to such term in Section 7.01.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Designated LC Cash Collateralizations” means cash collateral provided in respect of letters of credit issued under the First Lien Agreement; provided, however, that a corresponding commitment amount of such facility is permanently reduced, except that no such permanent reduction shall be required to the extent such reduction would reduce the aggregate amount of commitment available under such facility below $250,000,000.

          “Designated Noncash Consideration” means noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Borrower as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 5.06.

          “Disclosure Documents” means (a) the Information Memorandum, (b) reports of the Borrower on Forms 10-K, 10-Q and 8-K, and any amendments thereto, that shall have been filed with the SEC on or prior to March 24, 2005, or (ii) filed with the SEC after such date and prior to the Effective Date and delivered to the Administrative Agent prior to the date hereof.

          “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

          (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

          (c) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (a), (b) and (c), on or prior to 180 days after the Maturity Date or the “Stated Maturity Date” of the Junior Lien Notes or any other securities issued under the Junior Lien Indenture; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Maturity Date or the “Stated Maturity Date” of the Junior Lien Notes or any other securities issued under the Junior Lien Indenture shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the provisions of Section 5.06 and Section 5.08; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

          The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

          “dollars” or “$” refers to lawful money of the United States of America.

          “Dollar Equivalent” means with respect to any monetary amount in a currency other than dollars, at any time for determination thereof, the amount in dollars obtained by converting such foreign currency involved in such computation into dollars at the spot rate for the purchase of dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

          “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

          “EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense of the Borrower and its Consolidated Restricted Subsidiaries, (ii) Consolidated Interest Expense, (iii) depreciation expense of the Borrower and its Consolidated Restricted Subsidiaries, (iv) amortization expense of the Borrower and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (v) all other noncash charges of the Borrower and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all noncash items of income of the Borrower and its Restricted Subsidiaries, in each case for such period (other than normal accruals in the ordinary course of business) and (vi) cash and non-cash charges reflected on the

Consolidated financial statements of the Borrower and its Consolidated Restricted Subsidiaries for any period ending prior to January 1, 2004, related to (A) anticipated liabilities relating to the pending Entran II claims described in the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, filed with the SEC on November 19, 2003 and (B) rationalization actions designed to reduce capacity, eliminate redundancies and reduce costs. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Borrower shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (x) a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (y) in the case of any Foreign Subsidiary, a corresponding amount of cash is readily procurable by the Borrower from such Foreign Subsidiary (as determined in good faith by a Financial Officer of the Borrower) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (c) of the definition of “Consolidated Net Income,” such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (y).

          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, the management or release of, or exposure to, any Hazardous Materials or to health and safety matters.

          “Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in limited liability companies, beneficial interests in trusts or other equity ownership interests in any Persons, and any warrants, options or other rights entitling the holders thereof to purchase or acquire any such equity interests.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to any Plan (other than an event for which the 30-day notice period is waived or an event described in Section 4043.33 of Title 29 of the Code of Federal Regulations); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) as to which a waiver has not been obtained; (c) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (e) any event or condition, other than the Transactions, that would be materially likely to result in the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan under Section 4042 of ERISA; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Euro Equivalent” means with respect to any monetary amount in a currency other than euros, at any time of determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency

Trading” on the date two Business Days prior to such determination. Except as described in Section 5.03, whenever it is necessary to determine whether the Borrower has complied with any covenant in this Agreement or a Default has occurred and an amount is expressed in a currency other than euros, such amount will be treated as the Euro Equivalent determined as of the date such amount is initially determined in such currency.

          “European Bank Indebtedness” means any and all amounts payable under or in respect of the European Facilities Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

          “European Facilities Agreement” means the Amended and Restated Term Loan and Revolving Credit Agreement dated as of March 31, 2003, as amended and restated as of the date hereof, among the European JV, the other borrowers thereunder, certain lenders, certain issuing banks, J.P. Morgan Europe Limited, as administrative agent and JPMCB, as collateral agent.

          “European Guarantee and Collateral Agreement” means the amended and restated European Guarantee and Collateral Agreement among the Borrower, the Subsidiary Guarantors, the Grantors, certain other Subsidiaries and JPMCB, in its capacity as collateral agent under the credit agreements described therein, substantially in the form of Exhibit I, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

          “European JV” means Goodyear Dunlop Tires Europe B.V.

          “Event of Default” has the meaning assigned to such term in Article VII.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exchange Notes” means (a) the Junior Lien Notes issued pursuant to the Junior Lien Indenture in connection with a “Registered Exchange Offer” pursuant to a “Registration Rights Agreement” under the Junior Lien Indenture and (b) Additional Junior Lien Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

          “Excluded Securities” means, at any time, that portion of Capital Stock or other securities of a Subsidiary pledged as Collateral that is treated as “Excluded Securities” under the Junior Lien Indenture at such time.

          “Excluded Subsidiary” means any Subsidiary with only nominal assets and no operations. No Subsidiary shall be an Excluded Subsidiary if it is a Guarantor or a Grantor under the First Lien Guarantee and Collateral Agreement or the Second Lien

Guarantee and Collateral Agreement, a US Guarantor or a US Facilities Grantor under the European Guarantee and Collateral Agreement or a Subsidiary Guarantor or Grantor Subsidiary Guarantor under the Junior Lien Indenture.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) (i) any withholding tax that is imposed by the United States on amounts payable to a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)) at the time such Foreign Lender first becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a) or (ii) any withholding tax that is imposed by the United States on amounts payable to a Foreign Lender that is attributable to such Foreign Lender’s failure to comply with Section 2.13(e).

          “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in this Agreement, determined in good faith by a Financial Officer of the Borrower or by the Board of Directors. Fair Market Value (other than of any asset with a public trading market) of any asset or property (or group of assets or property subject to an event giving rise to a requirement under this Agreement that “Fair Market Value” be determined) in excess of $25,000,000 shall be determined by the Board of Directors or a duly authorized committee thereof.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Borrower.

          “First Lien Agreement” means the First Lien Credit Agreement dated as of the date hereof, among the Borrower, certain lenders, certain issuing banks, Citicorp

USA, Inc., as syndication agent, and JPMCB, as administrative agent, as amended, restated, waived, replaced (whether or not upon termination, whether or not pursuant to any extension, renewal, refinancing or replacement of any Indebtedness thereunder and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of this Agreement).

          “First Lien Bank Indebtedness” means any and all amounts payable under or in respect of the First Lien Agreement any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

          “First Lien Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Guarantors, the Grantors, certain other Subsidiaries and JPMCB, substantially in the form of Exhibit G, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “Foreign Pledge Agreement” means a pledge or collateral agreement securing the Obligations or the Subsidiary Guarantees or any of them that is governed by the law of a jurisdiction other than the United States of America and reasonably satisfactory in form and substance to the Collateral Agent.

          “Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is not organized under the laws of the United States of America or any State thereof or the District of Columbia, other than Goodyear Canada, Inc., an Ontario corporation (and its successors and permitted assigns).

          “GAAP” means generally accepted accounting principles in the United States.

          “Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Grantors” means the Borrower and each North American Subsidiary that has become, or is required to become, a Grantor (as defined in the Collateral Agreement)

and, if applicable, a party to any Canadian Security Agreement pursuant to Section 4.01(k) or Section 5.15.

          “Grantor Subsidiary Guarantor” means each Subsidiary Guarantor on the Effective Date (other than Goodyear Western Hemisphere Corporation and Celeron Corporation) and each other Subsidiary of the Borrower that becomes a Grantor Subsidiary Guarantor pursuant to Section 5.11.

          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

          “Guaranteed Obligations” means the principal and interest on the Loans when due, whether at maturity, by acceleration or otherwise, and all other obligations, monetary or otherwise, of the Borrower under this Agreement and other Security Documents (including expenses and indemnification).

          “Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances; and (b) any pollutant or contaminant or any hazardous, toxic, radioactive or otherwise regulated chemical, material, substance or waste that is prohibited, limited or regulated pursuant to any applicable Environmental Law.

          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Raw Materials Hedge Agreement.

          “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a subsidiary of such Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a subsidiary of such Person. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

          “Indebtedness” means, with respect to any Person on any date of determination, without duplication, (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a), (b) and (e)) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit); provided, however, that all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction shall constitute indebtedness for all purposes of the covenant described under Section 5.09 and for determining the Borrower’s ability to incur Liens and for no other purpose under this Agreement, if such obligations are secured by or are purported to be secured by Liens on Collateral, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (e) all Capitalized Lease Obligations and all Attributable Debt of such Person, (f) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends), (g) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons, (h) Hedging Obligations of such Person and (i) all obligations of the type referred to in clauses (a) through (h) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

          Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Indemnitee” has the meaning set forth in Section 10.03.

          “Indenture Closing Date” means March 12, 2004.

          “Information” has the meaning set forth in Section 10.12.

          “Information Memorandum” has the meaning assigned to such term in the Second Lien Agreement.

          “Intellectual Property” has the meaning set forth in the Collateral Agreement.

          “Intercompany Items” means obligations owed by the Borrower or any Subsidiary to the Borrower or any other Subsidiary.

          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 in substantially the form of Exhibit B hereto.

          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

          “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.04, (a) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

          In the event that the Borrower sells Capital Stock of a Restricted Subsidiary such that after giving effect to such sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such sale shall be deemed to constitute an Investment made on the date of such sale of Capital Stock.

          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.

          “JPMCB” means JPMorgan Chase Bank, N.A., and its successors.

          “Junior Lien Indenture” means the Indenture dated as of March 12, 2004, among the Borrower, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

          “Junior Lien Notes” means the Borrower’s 11% Senior Secured Notes due 2011 and Senior Secured Floating Rate Notes due 2011, issued on March 12, 2004 (and any Exchange Notes issued in exchange therefor), both issued under the Junior Lien Indenture.

          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason with respect to any Eurodollar Borrowing, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, French delegation of claims, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Lien Subordination and Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of March 12, 2004, among JPMCB, Wilmington Trust Company, the Borrower and the Subsidiary Guarantors.

          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          “Lockbox Agreements” means a Lockbox Agreement in a form approved by the Collateral Agent, among a Grantor, the Collateral Agent and a Deposit Account Institution (as defined in the Collateral Agreement).

          “Lockbox System” has the meaning assigned to such term in the Collateral Agreement.

          “LSIA Designation Notice” means a notice delivered by the Borrower under Section 4.01 of the Lien Subordination and Intercreditor Agreement designating the Obligations under this Agreement as “Designated Junior Obligations” under the Lien Subordination and Intercredit Agreement in accordance with the terms thereof.

          “Majority Lenders” means, at any time, Lenders having Loans representing more than 50% of the aggregate principal amount of the total Loans outstanding (or, if the Loans have not yet been made, Lenders having Commitments representing more than 50% of the aggregate principal amount of the total Commitments).

          “Material Adverse Change” means a material adverse change in or effect on (a) the business, operations, properties, assets or financial condition (including as a result of the effects of any contingent liabilities thereon) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform obligations under this Agreement and the other Credit Documents that are material to the rights or interests of the Lenders or (c) the rights of or benefits available to the Lenders under this Agreement and the other Credit Documents that are material to the interests of the Lenders.

          “Material Foreign Subsidiary” means, at any time, each Foreign Subsidiary that had assets with an aggregate book value in excess of $50,000,000 as of December 31, 2004, or if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.02.

          “Material Intellectual Property” means all Intellectual Property of the Borrower and the Grantors, other than Intellectual Property that in the aggregate is not material to the business of the Borrower and the Subsidiaries, taken as a whole.

          “Maturity Date” means March 1, 2011.

          “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

          “Mortgage” means a mortgage or deed of trust, assignment of leases and rents, or other security documents reasonably satisfactory in form and substance to the Collateral Agent granting a Lien on any Mortgaged Property to secure the Obligations.

          “Mortgaged Property” means, at any time, each parcel of real property listed in Schedule 1.01B and the improvements thereto.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “NAIC” means the National Association of Insurance Commissioners.

          “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

          (a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

          (b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

          (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and

          (d) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).

          “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          “Net Intercompany Items” means, in the case of any Subsidiary, (a) the aggregate amount of the Intercompany Items owed by the Borrower or any other Subsidiary to such Subsidiary minus (b) the aggregate amount of the Intercompany Items owed by such Subsidiary to the Borrower or any other Subsidiary.

          “North American Subsidiary” means any Subsidiary organized under the laws of the United States or Canada or any of their respective states, provinces, territories or possessions or any political subdivision of any thereof.

          “Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Credit Parties to any of the Secured Parties under this Agreement and each of the other Credit Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Credit Parties to any of the Secured Parties under this Agreement and the other Credit Documents.

          “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the

Secretary of the Borrower. “Officer” of a Subsidiary Guarantor has a correlative meaning.

          “Officers’ Certificate” means a certificate signed by two Officers.

          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower, a Subsidiary Guarantor or the Administrative Agent.

          “Other Pari Passu Lien Obligation” means any Indebtedness of the Borrower and its Restricted Subsidiaries (including the Loans and the Subsidiary Guarantees) that is designated by the Borrower as permitted by the Junior Lien Indenture to be secured by Pari Passu Liens (other than the Junior Lien Notes and the Guarantees related thereto).

          “Other Taxes” means any and all present or future stamp, documentary, excise, recording, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

          “Pari Passu Lien” means any Lien on Collateral securing the Junior Lien Notes, a Guarantee related thereto, or any Other Pari Passu Lien Obligation that ranks immediately junior in priority (subject to Permitted Collateral Liens) to the Liens on such Collateral securing any Priority Lien Obligations.

          “Participant” has the meaning assigned to such term in Section 10.04.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Perfection Certificate” means a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Collateral Agent.

          “Permitted Business” means any business engaged in by the Borrower or any Restricted Subsidiary on the Indenture Closing Date and any Related Business.

          “Permitted Collateral Liens” means

          (a) Liens on the Collateral securing Priority Lien Obligations in an amount which, when taken together with all other Priority Lien Obligations then outstanding pursuant to this clause (a), does not exceed the greater of (i) $2,700,000,000 and (ii) the sum of (A) 80% of the book value of the inventory of the Borrower and the Subsidiary Guarantors and (B) 85% of the book value of the accounts receivable of the Borrower and the Subsidiary Guarantors, in each case, as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided, however, that at the election of the Borrower, all or a portion of the amount of Indebtedness permitted to be secured by Priority Liens pursuant to this clause (a) may instead be allocated to be secured by Pari Passu Liens; provided further, however, that (x)

the first $500,000,000 of Indebtedness allocated to be secured by Pari Passu Liens pursuant to the preceding proviso shall reduce the amount set forth in clause (i) above by the amount of such Indebtedness and (y) all Indebtedness allocated to be secured by Pari Passu Liens pursuant to the preceding proviso in excess of $500,000,000 shall reduce both the amount set forth in clause (i) above and the amount set forth in clause (ii) above, in each case, by the amount of such Indebtedness;

          (b) (i) Liens on the Collateral securing the Junior Lien Notes outstanding on the Indenture Closing Date, the Exchange Notes issued in exchange therefor and the Subsidiary Guarantees relating thereto; and (ii) Liens on the Collateral securing Other Pari Passu Lien Obligations (including, without limitation, Additional Junior Lien Notes) in an amount which, when taken together with all other Other Pari Passu Lien Obligations (including the Loans hereunder) then outstanding does not exceed any amount of Indebtedness secured by Pari Passu Liens pursuant to clause (a) above plus the greater of (A) $650,000,000 and (B) an amount that as of the date of Incurrence, after giving effect thereto and the application of proceeds therefrom, would not result in a Consolidated Secured Debt Ratio of more than 3.75 to 1.00;

          (c) Liens on the Collateral existing on the Indenture Closing Date (other than Liens specified in clauses (a) and (b) above);

          (d) Liens on the Collateral described in clauses (c) through (e), (g), (j), (k), (m), (o) (only in respect of clauses (j) and (k)) and (q) through (v) of the definition of “Permitted Liens;” provided that all obligations secured by such Liens described in clauses (u) and (v) of the definition of “Permitted Liens” shall be deemed to constitute Indebtedness Incurred pursuant to clause (b)(vi) of the covenant described under Section 5.03 for all purposes of the covenant described under Section 5.09 and for determining the Borrower’s ability to Incur Liens and for no other purpose under this Agreement;

          (e) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral; and

          (f) Liens on the Collateral securing Indebtedness Incurred pursuant to Section 5.03(b)(vi).

For the avoidance of doubt, any Lien on the Collateral securing First Lien Bank Indebtedness or Second Lien Bank Indebtedness outstanding on the Effective Date shall be deemed to be Incurred and outstanding pursuant to clause (a) of this definition, and any Lien on the Collateral securing Junior Lien Notes outstanding on the Indenture Closing Date shall be deemed to be Incurred and outstanding pursuant to clause (b) of this definition.

          “Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in:

          (a) the Borrower, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (b) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary;

          (c) Temporary Cash Investments;

          (d) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

          (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (f) loans or advances to employees made in the ordinary course of business of the Borrower or such Restricted Subsidiary;

          (g) stock, obligations or securities received in settlement of disputes with customers or suppliers or debts (including pursuant to any plan of reorganization or similar arrangement upon insolvency of a debtor) created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

          (h) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with Section 5.06;

          (i) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

          (j) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

          (k) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 5.03;

          (l) any Person to the extent such Investment in such Person existed on the Indenture Closing Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

          (m) advances to, and Guarantees for the benefit of, customers, dealers or suppliers made in the ordinary course of business and consistent with past practice; and

          (n) any Person to the extent such Investment, when taken together with all other Investments made pursuant to this clause (n) after the Indenture Closing Date and then outstanding on the date such Investment is made, does not exceed the greater of (i) the sum of (A) $250,000,000 and (B) any amounts under Section 5.04(a)(iii)(D)(1) that were excluded by operation of the proviso in Section 5.04(a)(iii)(D) and which excluded amounts are not otherwise included in Consolidated Net Income or intended to be permitted under any of clauses (a) through (m) of this definition and (ii) 2.0% of Consolidated assets of the Borrower as of the end of the most recent fiscal quarter for which financial statements of the Borrower have been filed with the SEC.

          “Permitted Liens” means, with respect to any Person:

          (a) Liens on Additional Excluded Collateral to secure Priority Lien Obligations permitted pursuant to this Agreement;

          (b) Liens on Additional Foreign Bank Collateral to secure European Bank Indebtedness permitted pursuant to Section 5.03(b)(i);

          (c) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (e) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (f) Liens in favor of issuers of surety or performance bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (g) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (h) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under Section 5.03(b)(vi); provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (i) Liens existing on the Indenture Closing Date (other than (i) Liens referred to in the foregoing clauses (a) and (b) and (ii) Permitted Collateral Liens);

          (j) Liens on property or shares of stock of another Person at the time such other Person becomes a subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its subsidiaries, except pursuant to after-acquired property clauses existing in the applicable agreements at the time such Person becomes a subsidiary which do not extend to property transferred to such Person by the Borrower or a Restricted Subsidiary;

          (k) Liens on property at the time such Person or any of its subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its subsidiaries;

          (l) Liens securing Indebtedness or other obligations of a subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

          (m) Liens securing Hedging Obligations so long as such obligations relate to Indebtedness that is, and is permitted under this Agreement to be, secured by a Lien on the same property securing such Hedging Obligations;

          (n) Liens on assets of Foreign Subsidiaries securing Indebtedness Incurred under Section 5.03(b)(x);

          (o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (a), (b), (h), (i), (j) and (k); provided, however, that:

     (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

     (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(A)	the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (a), (b), (h), (i), (j) or (k) at the time the original Lien became a Permitted Lien under this Agreement and

(B)	an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

          (p) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

          (q) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (r) Liens arising from Uniform Commercial Code financing statement filings regarding leases that do not otherwise constitute Indebtedness entered into in the ordinary course of business;

          (s) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

          (t) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

          (u) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (v) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods; and

          (w) other Liens to secure Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding.

          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB (or any successor Administrative Agent appointed or chosen pursuant to Article IX hereof) as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Priority Lien” means any Lien on any Collateral for the benefit of the lenders of any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is designated by the Borrower as permitted by this Agreement to rank prior to the Liens on such Collateral for the benefit of the Lenders.

          “Priority Lien Obligation” means any Indebtedness that is secured by a Priority Lien. The relative priorities of the Priority Lien Obligations are determined by agreement among the holders of the Priority Lien Obligations.

          “Purchase Money Indebtedness” means Indebtedness:

          (a) consisting of the deferred purchase price of property, plant and equipment, conditional sale obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of (i) the cost of the asset being financed and (ii) the Fair Market Value of such asset, and

          (b) Incurred to finance such acquisition, construction or improvement by the Borrower or a Restricted Subsidiary of such asset;

provided, however, that such Indebtedness is Incurred within 180 days after such acquisition or the completion of such construction or improvement.

          “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary to a Receivables Entity in connection with a Qualified Receivables Transaction, which note (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

          “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (a) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) or

          (b) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Borrower).

          The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

          “Rating Agency” means Standard & Poor’s and Moody’s or if Standard & Poor’s or Moody’s or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

          “Raw Material Hedge Agreements” means agreements designed to hedge against fluctuations in the cost of raw materials in connection with the operation of the Borrower and its Restricted Subsidiaries’ business.

          “Receivables Entity” means (a) a Wholly Owned Subsidiary of the Borrower which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Borrower which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

     (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)	is Guaranteed by the Borrower or any Subsidiary of the Borrower (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B)	is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings or

(C)	subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

     (ii) which is not an Affiliate of the Borrower or with which neither the Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

     (iii) to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

          “Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Borrower or any Restricted Subsidiary existing on the Indenture Closing Date or Incurred (or deemed Incurred) in compliance with this Agreement

(including Indebtedness of the Borrower that Refinances Refinancing Indebtedness); provided, however, that:

          (a) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

          (b) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

          (c) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to Section 5.03) (plus fees and expenses, including any premium and defeasance costs), and

          (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (i) Indebtedness of a Restricted Subsidiary that is not a Grantor Subsidiary Guarantor that Refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

          “Register” has the meaning set forth in Section 10.04.

          “Related Business” means any business reasonably related, ancillary or complementary to the businesses of the Borrower and its Restricted Subsidiaries on the Indenture Closing Date.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, counsel, trustee and other advisors of such Person and such Person’s Affiliates.

          “Restricted Payment” in respect of any Person means:

          (a) the declaration or payment of any dividend, any distribution on or in respect of its Capital Stock or any similar payment (including any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (i) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock) and (ii) dividends or distributions payable to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Borrower or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis),

          (b) the purchase, repurchase, redemption, retirement or other acquisition (“Purchase”) for value of any Capital Stock of the Borrower or any Restricted Subsidiary held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Capital Stock of the Borrower that is not Disqualified Stock),

          (c) the Purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, of any Subordinated Obligations (other than the Purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase), or

          (d) any Investment (other than a Permitted Investment) in any Person.

          “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

          “Sale/Leaseback Transaction” means an arrangement relating to property, plant and equipment now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant and equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant and equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant and equipment), as the case may be, to finance the cost of such property, plant and equipment or such improvements, as the case may be.

          “SEC” means the Securities and Exchange Commission.

          “Second Lien Agreement” means the Second Lien Credit Agreement dated as of the date hereof, among the Borrower, certain lenders and JPMCB, as administrative agent.

          “Second Lien Bank Indebtedness” means any and all amounts payable under or in respect of the Second Lien Agreement, and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

          “Second Lien Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Guarantors, the Grantors, certain other Subsidiaries and Deutsche Bank Trust Company Americas, substantially in the form of Exhibit G, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

          “Secured Parties” means the Administrative Agent, the Collateral Agent and each Lender.

          “Securities Act” means the U.S. Securities Act of 1933, as amended.

          “Security Documents” means the Collateral Agreement, the Collateral Agreement Designation Notice, the Foreign Pledge Agreements, the Canadian Security Agreements, the Mortgages and each other instrument or document delivered pursuant to Section 5.15 to secure any of the Obligations.

          “Senior Indebtedness” of the Borrower or any Subsidiary Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Borrower or any Subsidiary Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Junior Lien Notes and the Loans hereunder (in the case of the Borrower), the Subsidiary Guarantees and the Guarantees of the Junior Lien Notes (in the case of the Subsidiary Guarantors) and all other Indebtedness of the Borrower or any Subsidiary Guarantor, as applicable, whether outstanding on the Effective Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Obligations or such Subsidiary Guarantor’s Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Borrower or any Subsidiary Guarantor shall not include (a) any obligation of the Borrower to any Subsidiary or of such Subsidiary Guarantor to the Borrower or any other Subsidiary of the Borrower, (b) any liability for Federal, state, local or other taxes owed or owing by the Borrower or such Subsidiary Guarantor, as applicable, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) any Indebtedness or obligation of the Borrower (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Borrower or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of the Borrower or such Subsidiary Guarantor, as applicable, (b) any obligations with respect to any Capital Stock; or (f) any Indebtedness Incurred in violation of this Agreement.

          “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

          “Specified Asset Sale” means the sale of all the assets and liabilities of the Borrower’s Chemical Products strategic business segment other than its natural rubber plantation and processing facility in Indonesia.

          “Specified Jurisdiction” means The United States of America and Canada.

          “Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which, taken as a whole, are customary in an accounts receivable transaction.

          “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subordinated Obligation” means any Indebtedness of the Borrower (whether outstanding on the Indenture Closing Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the Obligations. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of the parent in the parent’s consolidated financial statements in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means any subsidiary of the Borrower (other than Tire & Wheel Assemblies, Inc. at any time when not more than 50% of the Capital Stock or 50% of the voting power are, as of such date, owned or Controlled by the Borrower).

          “Subsidiary Guarantee” means each Guarantee of the Obligations by a Subsidiary pursuant to the terms of this Agreement or the Security Documents.

          “Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Temporary Cash Investments” means any of the following:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, ratings of A1 from S&P and P1 from Moody’s;

          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States of America or any state thereof which has a short-term deposit rating of A1 from S&P and P1 from Moody’s and has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution described in clause (c) above;

          (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

          (f) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency, (ii) investments of the type and maturity described in clauses (b) through (e) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) investments of the type and maturity described in clause (c) in any obligor organized under the laws of a jurisdiction other than the United States that (A) is a branch or subsidiary of a lender or the ultimate parent company of a lender under any of the Credit Agreements (but only if such lender meets the ratings and capital, surplus and undivided profits requirements of such clause (c)) or (B) carries a rating at least equivalent to the rating of the sovereign nation in which it is located, and (iv) other investments of the type and maturity described in clause (c) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Subsidiary is located; provided, however, that the investments permitted under this subclause (iv) shall not exceed $10,000,000 for all such Subsidiaries in any such country or $50,000,000 in the aggregate for all such Subsidiaries and all countries.

          “Total Assets” of any Subsidiary means (a) in the case of any Subsidiary organized in a Specified Jurisdiction, (i) the total assets of such Subsidiary, excluding Intercompany Items, plus (ii) if the Net Intercompany Items of such Subsidiary shall be positive, the amount of such Net Intercompany Items; and (b) in the case of any other Subsidiary, the total assets of such Subsidiary, excluding Intercompany Items.

          “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and by the Borrower, the Subsidiary Guarantors and the Grantors, as applicable, of the other Credit Documents, the borrowing of the Loans, the creation of the Liens and Guarantees provided for in the Security Documents and the other transactions contemplated hereby.

          “2003 MGCA” means the Amended and Restated Master Guarantee and Collateral Agreement dated as of March 31, 2003, among the Borrower, the subsidiary guarantors thereunder, the subsidiary grantors thereunder, certain other Subsidiaries, certain financial institutions, and the Collateral Agent thereunder.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          “Unrestricted Subsidiary” means:

          (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

          (b) any subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated; provided, however, that either:

     (i) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

     (ii) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under Section 5.04;

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(A) the Borrower could Incur $1.00 of additional Indebtedness under Section 5.03(a) or (B) the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater after giving effect to such designation than before such designation and

(y)	no Default shall have occurred and be continuing

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

          “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

          “Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Effective Date in a principal amount not exceeding its Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed. The Commitments of Lenders shall expire at 5:00 p.m., New York City time, on the Effective Date.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (b) Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Borrowing Procedure. To request a Borrowing on the Effective Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 10:30 a.m., New York City time, on the Effective Date. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

               (i) the aggregate amount of the requested Borrowing;

               (ii) the proposed Effective Date, which shall be a Business Day;

               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

               (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an

Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:30 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in the Borrowing Request.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. It is agreed that no payment by the Borrower under this paragraph will be subject to any break-funding payment under Section 2.12.

          SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (a) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.06. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made or held by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein (including any failure to record the making or repayment of any Loan) shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement or prevent the Borrower’s obligations in respect of Loans from being discharged to the extent of amounts actually paid in respect thereof.

          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form set forth in Exhibit C hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.07. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time after the date that is one year after the Effective Date to voluntarily prepay any Borrowing in whole or in part, subject to paragraph (c) of this Section and Section 2.08(b). No prepayment may be made under this paragraph (a) at any time prior to the date that is one year after the Effective Date.

          (b) The Borrower shall also offer to prepay Borrowings in accordance with the requirements of Sections 5.06 and 5.08.

          (c) In the case of a prepayment of a Borrowing under paragraph (a), the Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that a notice of prepayment may be conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under clause (a) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

          SECTION 2.08. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (b) All prepayments of Loans made pursuant to Section 2.07(a) on or after the first date on which such prepayments are permitted to be made under such paragraph (a) but on or prior to the second anniversary of the Effective Date will be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment. Such fee shall be paid by the Borrower to the Administrative Agent, for the accounts of the Lenders, on the date of any such prepayment.

          (c) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, where applicable, to the Lenders. Fees paid shall not be refundable under any circumstances.

          SECTION 2.09. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus 2.50% per annum.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 3.50% per annum.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.10. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or any Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.11. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, in each case by an amount deemed by such Lender to be material, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, unless such amount is being contested by the Borrower in good faith.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.12. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Eurodollar Loan, or to convert any Loan to a Eurodollar Loan, on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, unless such amount is being contested by the Borrower in good faith.

          SECTION 2.13. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any other Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made (and the Borrower shall pay or cause such Credit Party to pay such increased amount), (ii) the Borrower or such other Credit Party shall make such deductions and (iii) the Borrower or such other Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (c) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time such Foreign Lender first becomes a party to this Agreement and at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

          SECTION 2.14. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Except as required or permitted under Section 2.07, 2.11, 2.12, 2.13, 2.15 or 10.03, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees and each refinancing of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

          (b) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.11, 2.12 or 2.13 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff, counterclaim or other deduction. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified by the Administrative Agent for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except that payments pursuant to Sections 2.11, 2.12, 2.13, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person in appropriate ratable shares to the appropriate recipient or recipients promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

          (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans. If any participations are purchased pursuant to the preceding sentence and all or any portion of the payments giving rise thereto are recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. The provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and under this Agreement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon for each day from and including the date such amount shall have been distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (f) If any Lender shall fail to make any payment required to be made by it hereunder for the account of the Administrative Agent or any Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations are fully paid.

          SECTION 2.15. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender shall become the subject of any insolvency or similar proceeding or filing or default in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as the case may be, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments.

ARTICLE III

Representations and Warranties

          The Borrower represents and warrants to the Administrative Agent and the Lenders that:

          SECTION 3.01. Organization; Powers. The Borrower and each of the other Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Change, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required. Each Subsidiary of the Borrower other than the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except for failures that, individually or in the aggregate, would not be materially likely to result in a Material Adverse Change.

          SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Credit Party are within such Credit Party’s powers and have been duly authorized. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Credit Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of the Borrower or such Credit Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. Governmental Approvals; No Conflicts. (a) Except to the extent that no Material Adverse Change would be materially likely to result, the Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as are required to perfect Liens created under the Security Documents and such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or any of their assets, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Credit Documents.

          (b) The incurrence of each Loan, each Guarantee thereof under the Credit Documents and each Lien securing any of the Obligations, is permitted under the Junior Lien Indenture, and the Loans and Guarantees thereof under the Credit Documents constitute Designated Junior Obligations under the Lien Subordination and Intercreditor Agreement.

          SECTION 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2004. Such financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such fiscal year in accordance with GAAP.

          (b) Except as disclosed in the Disclosure Documents, since December 31, 2004, there has been no event or condition that constitutes or would be materially likely to result in a Material Adverse Change, it being agreed that a reduction in any rating relating to the Borrower issued by any rating agency shall not, in and of itself, be an event or condition that constitutes or would be materially likely to result in a Material

Adverse Change (but that events or conditions underlying or resulting from any such reduction may constitute or be materially likely to result in a Material Adverse Change).

          SECTION 3.05. Litigation and Environmental Matters. (a) Except as set forth in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that if adversely determined would be materially likely, individually or in the aggregate, to result in a Material Adverse Change or (ii) that involve the Credit Documents or the Transactions.

          (b) Except as set forth in the Disclosure Documents, and except with respect to matters that, individually or in the aggregate, would not be materially likely to result in a Material Adverse Change, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          SECTION 3.06. Compliance with Laws and Agreements. The Borrower and each of the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, would not be materially likely to result in a Material Adverse Change. No Event of Default has occurred and is continuing.

          SECTION 3.07. Investment and Holding Company Status. Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          SECTION 3.08. ERISA and Canadian Pension Plans. (a) Except as disclosed in the Disclosure Documents, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably expected to occur, would be materially likely to result in a Material Adverse Change.

          (b) Except as would not be materially likely to result in a Material Adverse Change, (i) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status; (ii) all material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion; (iii) to the knowledge of the Credit Parties there have been no improper withdrawals of the assets of the Canadian Pension Plans or the Canadian Benefit Plans; (iv) there are no outstanding material disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans; and (v) each of the Canadian Pension Plans is being funded in accordance with the actuarial valuation reports last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles.

          SECTION 3.09. Disclosure. Neither the Information Memorandum nor the reports, financial statements, certificates or other written information referred to in Section 3.04 or delivered after the date hereof by or on behalf of any Credit Party to the Administrative Agent, the Collateral Agent or any Lender pursuant to Section 5.02 (taken together with all other information so furnished and as modified or supplemented by other information so furnished) contained or will contain, in each case as of the date delivered, any material misstatement of fact or omitted or will omit to state, in each case as of the date delivered, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.10. Security Interests. (a) Upon the execution and delivery by the Borrower of a Collateral Agreement Designation Notice in accordance with the terms of the Collateral Agreement, each of the Collateral Agreement and the Canadian Security Agreements will be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and enforceable security interest in the Collateral, to the extent contemplated by the Collateral Agreement or the Canadian Security Agreements, as the case may be, and (i) as a result of the delivery of the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) to the Collateral Agent (or its sub-agent for perfection) thereunder, together with instruments of transfer duly endorsed in blank, the Collateral Agreement will create, to the extent contemplated by the Collateral Agreement, a perfected security interest in all right, title and interest of the Grantors in such certificated securities to the extent perfection is governed by the Uniform Commercial Code as in effect in any applicable jurisdiction, subject to no other Lien other than Liens permitted under Section 5.09 that take priority over security interests in certificated securities perfected by the possession of such securities under the Uniform Commercial Code as in effect in the applicable jurisdiction, and (ii) as a result of the filing of financing statements in appropriate form, and the making of any other applicable registrations, in the offices specified in the Perfection Certificate, the Collateral Agreement and the Canadian Security Agreements will create a perfected security interest (or hypothec, as applicable) in all right, title and interest of the Grantors in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements and making such other applicable filings and registrations in such jurisdictions, subject to no other Lien other than Liens permitted under Section 5.09. The exclusion of the Consent Assets from the Collateral does not materially reduce the aggregate value of the Collateral.

          (b) The Mortgage, upon execution and delivery by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all the mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgage has been filed or registered in the county specified in Schedule 3.10(b), the Mortgage will create perfected Liens on all right, title and interest of the mortgagor in the Mortgaged Properties and the proceeds thereof, prior and superior in right to Liens in favor of any other Person (other than as provided in the Lien Subordination and Intercreditor Agreement and other than Liens or other encumbrances for which exceptions are taken in the policies of title insurance delivered in respect of the Mortgaged Properties on or prior to the Effective Date and Liens permitted under Section 5.09).

          (c) As a result of (i) the recordation of the Collateral Agreement or a memorandum of such Agreement with the United States Patent and Trademark Office and (ii) the recordation of the Canadian Security Agreements with the Canadian Intellectual Property Office, the Collateral Agreement and the Canadian Security Agreements, as the case may be, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations, a perfected Lien on all right, title and interest of the Grantors in the Material Intellectual Property in which a security interest may be perfected by such recordation in the United States Patent and Trademark Office or the Canadian Intellectual Property Office, as the case may be, in each case (i) prior and superior in right to any other Person and (ii) subject to no other Lien other than, in the case of (i) and (ii), as provided in the Lien Subordination and Intercreditor Agreement and other than Liens permitted under Section 5.09 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the Canadian Intellectual Property Office, as the case may be, may be necessary to perfect a Lien on registered trademarks and trademark applications acquired by the Grantors after the Effective Date). As of the Effective Date, Schedule 3.10(c) sets forth all the Material Intellectual Property.

          (d) As a result of the recordation of the Collateral Agreement with the Federal Aviation Administration, the Collateral Agreement will create in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations, a perfected Lien on all right, title and interest of the Grantors in the Aircraft Collateral (as defined in the Collateral Agreement) in which a security interest may be perfected by such recordation with the Federal Aviation Administration, in each case, other than as provided in the Lien Subordination and Intercreditor Agreement, prior and superior in right to any other Person and subject to no other Lien other than Liens permitted under Section 5.09.

          (e) None of the Perfection Certificate or any other written information relating to the Collateral delivered after the date hereof by or on behalf of any Credit Party to the Administrative Agent, the Collateral Agent or any Lender pursuant to any provision of any Credit Document is or will be incorrect when delivered in any respect material to the rights or interests of the Lenders under the Credit Documents.

          SECTION 3.11. Use of Proceeds. The proceeds of the Loans will be used only for the purposes referred to in the preamble to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE IV

Conditions

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived or deferred in accordance with Section 10.02 or the penultimate paragraph of this Section 4.01):

          (a) The Administrative Agent (or its counsel) shall have received from the Borrower, the Administrative Agent and each Lender either (i) counterparts of this Agreement signed on behalf of each such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Covington & Burling, counsel for the Borrower, substantially in the form of Exhibit E-1, and (ii) the General Counsel, the Associate General Counsel or an Assistant General Counsel of the Borrower, substantially in the form of Exhibit E-2, and covering such other matters relating to the Credit Parties, the Credit Documents or the Transactions as the Administrative Agent or the Majority Lenders shall reasonably request.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization by the Credit Parties of the Transactions and any other legal matters relating to the Borrower, the other Credit Parties, the Credit Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

          (d) The commitments under the ABL Facilities Agreement and the Deposit-Funded Agreement shall have terminated, all loans thereunder shall have been repaid, all other amounts outstanding or accrued for the accounts of or owing to the lenders thereunder (including the repayment or extension premium provided for in the ABL Facilities Agreement) and all letters of credit thereunder (other than the “Existing Letters of Credit” as defined in the First Lien Agreement) shall have been canceled or returned. The European Facilities Agreement shall have become effective with a maturity not sooner than April 30, 2010. The amendment and restatement of the European Guarantee and Collateral Agreement shall have become effective in substantially the form attached hereto as Exhibit I.

          (e) The Obligations shall have been designated by the Borrower as, and shall be, “Designated Junior Obligations” under the Lien Subordination and Intercreditor Agreement.

          (f) The First Lien Agreement and the Second Lien Agreement shall have become effective or shall concurrently become effective in substantially the forms thereof most recently posted to IntraLinks prior to the date hereof with only such changes thereto as shall not be adverse to the Lenders in any material respect and shall have been approved by the Administrative Agent. All conditions to the effectiveness of the First Lien Agreement and the Second Lien Agreement shall have been satisfied, and the First Lien Agreement and the Second Lien Agreement shall have become effective.

          (g) The representations and warranties set forth in Article III and in the other Credit Documents (insofar as the representations and warranties in such other Credit Documents relate to the transactions provided for herein or to the Collateral securing the Obligations) shall be true and correct in all material respects on the Effective Date and the Administrative Agent shall have received a certificate signed by a Financial Officer to the effect that the representations and warranties set forth in Article III shall be true and correct in all material respects on the Effective Date.

          (h) The Borrower and the other Credit Parties shall be in compliance with all the terms and provisions set forth herein and in the other Credit Documents in all material respects on their part to be observed or performed, and at the time of and immediately after the Effective Date, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate signed by a Financial Officer to that effect.

          (i) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (j) The Administrative Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer, together with all attachments contemplated thereby, and (ii) the results of a search of the Uniform Commercial Code (or equivalent) filings or registrations made with respect to the Credit Parties in the jurisdictions referred to in paragraph 1 of the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.

          (k) The Obligations shall have been designated by the Borrower as, and shall be, “Designated Pari Passu Obligations” under the Collateral Agreement, and the Administrative Agent shall have received a copy of such Collateral Agreement Designation Notice.

          (l) The Collateral Agent (or its sub-agent for perfection) shall have received certificates representing all Equity Interests (other than any uncertificated Equity

Interests) pledged pursuant to the Collateral Agreement, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank.

          (m) All Uniform Commercial Code financing statements or other personal property security filings and recordations with the United States Patent and Trademark Office, the Canadian Intellectual Property Office and the Federal Aviation Administration required by law or reasonably requested by the Collateral Agent to be filed or recorded to perfect the Liens intended to be created on the Collateral (to the extent such Liens may be perfected by filings under the Uniform Commercial Code as in effect in any applicable jurisdiction or by filings or registrations under applicable Canadian personal property security legislation or by filings with the United States Patent and Trademark Office or the Federal Aviation Administration) shall have been filed or recorded or delivered to the Collateral Agent for filing or recording.

          (n) The Collateral Agent shall have received (i) counterparts of a Mortgage with respect to the Mortgaged Property, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens (other than Liens referred to in such policies of title insurance and acceptable to the Administrative Agent and Liens permitted by Section 6.02), together with such endorsements as the Collateral Agent or the Majority Lenders may reasonably request, and (iii) such legal opinions and other documents as shall reasonably have been requested by the Collateral Agent with respect to the Mortgage or Mortgaged Property.

          (o) The Administrative Agent shall have received from each “Deposit Account Institution” that is required to be party to a “Lockbox Agreement” (as such terms are defined in the Collateral Agreement) evidence that such agreement has been duly executed by all requisite parties and has become effective.

          The Administrative Agent may enter into agreements with the Borrower to grant extensions of time for the perfection of security interests in or the delivery of surveys, title insurance, legal opinions or other documents with respect to particular assets where it determines that perfection cannot be accomplished or such documents cannot be delivered without undue effort or expense by the Effective Date or any later date on which they are required to be accomplished or delivered under this Agreement or the Security Documents. Any failure of the Borrower to satisfy a requirement of any such agreement by the date specified therein (or any later date to which the Administrative Agent may agree) shall constitute a breach of the provision of this Agreement or the Security Document under which the original requirement was applicable. Without limiting the foregoing, it is anticipated that the actions listed on Schedule 4.01 will not have been completed by the Effective Date, and the Borrower covenants and agrees that each of such actions will be completed by the date specified for such action in such Schedule 4.01 (or any later date to which the Administrative Agent may agree) and that the Borrower will comply with all of the undertakings set forth in Schedule 4.01.

          The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on April 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Covenants

          Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

          SECTION 5.01. Payment of Loans. The Borrower shall promptly pay the principal of and interest on the Loans on the dates and in the manner provided in this Agreement. Principal and interest shall be considered paid on the date due if on such date the Administrative Agent receives from the Borrower in accordance with this Agreement money sufficient to pay all principal and interest then due.

          The Borrower shall pay interest on overdue principal at the rate specified therefor in this Agreement, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

          SECTION 5.02. SEC Reports. Notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Borrower shall file with the SEC and provide the Administrative Agent and the Lenders and prospective Lenders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Borrower shall furnish to the Administrative Agent and the Lenders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Borrower to its public shareholders generally. The Borrower also shall provide contemporaneously to the Administrative Agent and the Lenders such other information and documents as the Borrower provides to the holders of the Junior Lien Notes.

          SECTION 5.03. Limitation on Indebtedness. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Borrower or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and the application of the proceeds therefrom the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

          (b) Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

          (i) Bank Indebtedness in an aggregate principal amount not to exceed the greater of (A) $2,700,000,000, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Borrower’s obligations under Section 5.06 and (B) the sum of (i) 60% of the book value of the inventory of the Borrower and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Borrower and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Borrower or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided, however, that the amount of Indebtedness that may be Incurred pursuant to this clause (i) shall be reduced by any amount of Indebtedness Incurred and then outstanding pursuant to the election provision of clause (x)(A)(2) below;

          (ii) Indebtedness of the Borrower owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Borrower or any Restricted Subsidiary; provided, however, that any subsequent event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (iii) Indebtedness (A) represented by the Junior Lien Notes issued on the Indenture Closing Date and the Guarantees related thereto, (B) outstanding on the Indenture Closing Date (other than the Indebtedness described in clauses (i) and (ii) and (iii)(A) above), and (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);

          (iv) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Borrower); provided, however, that on the date that such Restricted Subsidiary is acquired by the Borrower, (1) the Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv) or (2) the Consolidated Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary

in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iv);

          (v) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, and (B) Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Borrower’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure and not entered into for speculative purposes;

          (vi) Purchase Money Indebtedness, Capitalized Lease Obligations and Attributable Debt and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (vi) and then outstanding, will not exceed the greater of (A) $600,000,000 and (B) 5.0% of Consolidated assets of the Borrower as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided, however, that the aggregate principal amount of Capitalized Lease Obligations and Attributable Debt (and Refinancing Indebtedness in respect thereof) Incurred pursuant to this clause (vi) and then outstanding in respect of Sale/Leaseback Transactions relating to Collateral may not exceed $100,000,000.

          (vii) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;

          (ix) any Guarantee (other than the Subsidiary Guarantees) by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement (other than Indebtedness Incurred pursuant to clause (iv) above);

          (x) (A) Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when added to all other Indebtedness Incurred pursuant to this clause (x)(A) and then outstanding, will not exceed (1) $600,000,000 plus (2) any amount then permitted to be Incurred pursuant to clause (i) above that the Borrower instead elects to Incur pursuant to this clause (x)(A); and

               (B) Indebtedness of Foreign Subsidiaries Incurred in connection with a Qualified Receivables Transaction in an amount not to exceed €275,000,000 at any one time outstanding;

          (xi) the Loans and other Indebtedness constituting Other Pari Passu Lien Obligations or unsecured Indebtedness in an amount not to exceed $850,000,000 and Refinancing Indebtedness in respect thereof; provided that such Refinancing Indebtedness constitutes Other Pari Passu Lien Obligations or unsecured Indebtedness; and

          (xii) Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (xii) and then outstanding, will not exceed $150,000,000.

          (c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this Section 5.03:

          (i) Outstanding Indebtedness Incurred pursuant to any of the Credit Agreements prior to or on the Effective Date shall be classified as Incurred as follows:

               (A) such Indebtedness shall be deemed to have been Incurred pursuant to clause (i) of paragraph (b) above, in an amount such that after giving effect to such Incurrence there will remain available to be Incurred under clause (i) of paragraph (b) an amount of Indebtedness equal to the aggregate amount committed and undrawn under the Credit Agreements on the Effective Date (including amounts committed that are not available to be drawn because such amounts have been allocated to undrawn outstanding letters of credit); and

               (B) to the extent not classified pursuant to clause (A) above, such Indebtedness shall be deemed to have been Incurred pursuant to paragraph (a) above.

          (ii) Indebtedness permitted by this Section 5.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

          (iii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 5.03, the Borrower, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to Sections 5.03(b)(ii) through (b)(xii) may later be reclassified as having been Incurred pursuant to Section 5.03(a) or any other of Sections 5.03(b)(ii) through (b)(xii) to the extent that such reclassified Indebtedness could be Incurred pursuant to Section 5.03(a) or one of

Sections 5.03(b)(ii) through (b)(xii), as the case may be, if it were Incurred at the time of such reclassification); and

          (iv) all Indebtedness constituting Other Pari Passu Lien Obligations Incurred after the Indenture Closing Date shall be treated as Incurred pursuant to clause (xi) of paragraph (b) above unless and until such Indebtedness can no longer be Incurred pursuant to clause (xi) of paragraph (b) above.

          (d) For purposes of determining compliance with any dollar or euro denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the Dollar Equivalent or Euro Equivalent, as the case may be, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to dollars or euros, as the case may be, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in dollars or euros will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the Dollar Equivalent or Euro Equivalent, as appropriate, of the Indebtedness Refinanced determined on the date of the Incurrence of such Indebtedness, except to the extent that (i) such Dollar Equivalent or Euro Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the immediately preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the Dollar Equivalent or Euro Equivalent, as appropriate, of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

          (e) All Indebtedness Incurred after the Indenture Closing and permitted under the foregoing baskets and exceptions shall be deemed to have been Incurred under and to utilize such baskets and exceptions.

          SECTION 5.04. Limitation on Restricted Payments. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

          (i) a Default will have occurred and be continuing (or would result therefrom);

          (ii) the Borrower could not Incur at least $1.00 of additional Indebtedness under Section 5.03(a); or

          (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Borrower, whose determination will be conclusive; provided, however, that with respect to any noncash Restricted Payment in excess of $25,000,000, the amount so expended shall be determined in accordance with the provisions of the definition of Fair Market Value) declared or made subsequent to the Indenture Closing Date would exceed the sum, without duplication, of:

               (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Indenture Closing Date occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

               (B) 100% of the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Indenture Closing Date (other than an issuance or sale to a Subsidiary of the Borrower and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Borrower from its shareholders subsequent to the Indenture Closing Date;

               (C) the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Indenture Closing Date of any Indebtedness of the Borrower or its Restricted Subsidiaries issued after the Indenture Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash or the Fair Market Value of other property distributed by the Borrower or any Restricted Subsidiary upon such conversion or exchange); and

               (D) an amount equal to the sum of (1) the net reduction in the Investments (other than Permitted Investments) made after the Indenture Closing Date by the Borrower or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case realized by the Borrower or any Restricted Subsidiary, and (2) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

          (b) The provisions of Section 5.04(a) shall not prohibit:

          (i) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Borrower from its shareholders; provided, however, that:

               (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments, and

               (B) the Net Cash Proceeds from such sale applied in the manner set forth in Section 5.04(b)(i) shall be excluded from the calculation of amounts under Section 5.04(a)(iii)(B);

          (ii) any prepayment, repayment or Purchase for value of Subordinated Obligations of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations or Indebtedness Incurred under Section 5.03(a); provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

          (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (iv) any Purchase for value of Capital Stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Purchases for value will not exceed $10,000,000 in any calendar year; provided further, however, that any of the $10,000,000 permitted to be applied for Purchases under this Section 5.04(b)(iv) in a calendar year (and not so applied) may be carried forward for use in the following two calendar years; provided further, however, that such Purchases for value shall be excluded in the calculation of the amount of Restricted Payments;

          (v) so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Indenture Closing Date pursuant to Section 5.03; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

          (vii) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations from Net Available Cash to the extent permitted under Section 5.06; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

          (viii) payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

          (ix) any Restricted Payment in an amount which, when taken together with all Restricted Payments after the Indenture Closing Date made pursuant to this Section 5.04(b)(ix), does not exceed $50,000,000; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

          SECTION 5.05. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower;

          (b) make any loans or advances to the Borrower; or

          (c) transfer any of its property or assets to the Borrower, except:

          (i) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Indenture Closing Date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Borrower) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 5.05(c)(i) or Section 5.05(c)(ii) or this Section 5.05(c)(iii) or contained in any amendment to an agreement referred to in Section 5.05(c)(i) or Section 5.05(c)(ii) or this Section 5.05(c)(iii); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such predecessor agreements;

          (iv) in the case of Section 5.05(c), any encumbrance or restriction

(A)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, or

(B)	contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

          (v) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

          (vi) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity;

          (vii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 5.05(c);

          (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

                  (ix) restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties; and

                  (x) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued, if:

(A)	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, or

(B)	at the time such Indebtedness is Incurred, such encumbrance or restriction is not expected to materially affect the Borrower’s ability to make principal or interest payments on the Loans, as determined in good faith by a Financial Officer of the Borrower, whose determination shall be conclusive.

          SECTION 5.06. Limitation on Sales of Assets and Subsidiary Stock. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (i) the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

          (ii) at least 75% of the consideration thereof received by the Borrower or such Restricted Subsidiary is in the form of cash or Additional Assets; provided, however, that in the case of an Asset Disposition of any Collateral or Excluded Securities, any Additional Assets received by the Borrower and any Restricted Subsidiary are added, substantially concurrently with their acquisition, to the Collateral securing (with the same priority as the assets disposed of) the Obligations and the Subsidiary Guarantees; provided further, however, that the 75% consideration requirement of this Section 5.06(a)(ii) shall not apply to any Specified Asset Sale, and

          (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or such Restricted Subsidiary, as the case may be):

                      (A) first, to the extent the Borrower elects (or is required by the terms of any Applicable Indebtedness) (i) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Applicable Indebtedness, (ii) to cause any loan commitment that is available to be drawn under the applicable credit facility and to be Incurred under Section 5.03 and that when drawn would constitute a Priority Lien Obligation, to be permanently reduced by the amount of Net Available Cash or (iii) to make Designated LC Cash Collaterizations, in each case, other than Indebtedness owed to the Borrower or an Affiliate of the Borrower and other than obligations in respect of Disqualified Stock, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

               (B) second, to acquire Additional Assets (or otherwise to make capital expenditures), in each case within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in the case of an Asset Disposition of any Collateral or Excluded Securities, such Additional Assets are added, substantially concurrently with their acquisition, to the Collateral securing (with the same priority as the assets disposed of) the Obligations and the Subsidiary Guarantees or, in the case of capital expenditures, such capital expenditures are used to improve or maintain assets that constitute Collateral or real property or fixtures thereon owned by the Borrower or a Subsidiary Guarantor;

               (C) third, to the extent of the balance of such Net Available Cash after application in accordance with Section 5.06(a)(iii)(A) and Section 5.06(a)(iii)(B), to make an Offer (as defined in Section 5.06 (c)) to prepay or repay Loans pursuant to and subject to the conditions set Section 5.06(c); provided, however, that if the Borrower elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to prepay the Loans and any Applicable Senior Indebtedness, and

               (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with 5.06(a)(iii)(A), Section 5.06(a)(iii)(B) and Section 5.06(a)(iii)(C), for any general corporate purpose permitted by the terms of this Agreement;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to Section 5.06(a)(iii)(A) or Section 5.06(a)(iii)(C), the Borrower or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this Section 5.06(a)(iii), the Borrower and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this Section 5.06 except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this Section 5.06 exceeds $25,000,000. Pending application of Net Available Cash pursuant to this 5.06, such Net Available Cash may be used or invested in any manner that is not prohibited by this Agreement.

          (b) For the purposes of this covenant, the following are deemed to be cash:

          (i) the assumption of Applicable Indebtedness of the Borrower (other than obligations in respect of Disqualified Stock of the Borrower) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is Subsidiary Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

          (ii) any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (A) $200,000,000 and (B) 1.5% of the total Consolidated assets of the Borrower as shown on the most recent balance sheet of the Borrower filed with the SEC;

          (iii) securities, notes or similar obligations received by the Borrower or any Restricted Subsidiary from the transferee that are promptly converted by the Borrower or such Restricted Subsidiary into cash; and

          (iv) Temporary Cash Investments.

          (c) In the event of an Asset Disposition that requires the prepayment of Loans pursuant to Section 5.06(a)(iii)(C), the Borrower shall be required (i) to prepay Loans pursuant to an offer by the Borrower for the Loans (the “Offer”) at an amount equal to 100% of their outstanding principal amounts plus accrued and unpaid interest to the date of purchase (subject to the right of Lenders on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in Section 5.06(d) and (ii) to purchase Applicable Senior Indebtedness of the Borrower on the terms and to the extent contemplated thereby; provided that in no event shall the Borrower offer to purchase such Applicable Senior Indebtedness of the Borrower at a purchase price in excess of 100% of its principal amount (without premium) or, unless otherwise provided for in such Applicable Senior Indebtedness, the accreted amount, if issued with original issue discount, plus accrued and unpaid interest thereon. If the aggregate amount of payment for the Loans (and Applicable Senior Indebtedness) elected to be prepaid by the Lenders pursuant to the Offer is less than the Net Available Cash allotted to the prepayment of such Loans (and other Applicable Senior Indebtedness), the Borrower will apply the remaining Net Available Cash in accordance with Section 5.06(a)(iii)(D). The Borrower shall not be required to make an Offer to prepay Loans (and Applicable Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in Section 5.06(a)(iii)(A) and Section 5.06(a)(iii)(B)) is less than $25,000,000 for any particular Asset Disposition

(which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

          (d) (i) If the aggregate amount of payment for the Loans (and other Applicable Senior Indebtedness) tendered pursuant to the Offer exceeds the Net Available Cash allotted to their payment, the Borrower shall select the Loans (and other Applicable Senior Indebtedness) to be prepaid or repaid on a pro rata basis (with such adjustments as may be deemed appropriate by the Borrower so that only Loans and other Applicable Senior Indebtedness in denominations of $1,000, or integral multiples thereof, shall be prepaid or repaid).

          (ii) Promptly, and in any event within 10 days after the Borrower becomes obligated to make an Offer, the Borrower shall deliver to the Administrative Agent and each Lender, a written notice stating that the Lenders may elect to have their Loans prepaid or repaid by the Borrower either in whole or in part (subject to prorating as described in Section 5.06(d)(i) in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount at the applicable amount for such prepayment. The notice shall specify a payment date not less than 30 days nor more than 60 days after the date of such notice (the “Payment Date”).

          (iii) Not later than the date upon which written notice of an Offer is delivered to the Administrative Agent as provided below, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate as to (A) the amount of the Offer (the “Offer Amount”), including information as to any other Applicable Senior Indebtedness included in the Offer for prepayment, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (C) the compliance of such allocation with the provisions of Section 5.06(a) and (c). By 11:00 a.m. New York City time on the Payment Date, the Borrower shall irrevocably deposit with the Administrative Agent in Temporary Cash Investments, maturing on the last day prior to the Payment Date or on the Payment Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. If the Offer includes other Applicable Senior Indebtedness, the deposit described in the preceding sentence may be made with any other paying agent pursuant to arrangements satisfactory to the Administrative Agent. The Administrative Agent shall, on the Payment Date, deliver payment (or cause the delivery of payment) to each applicable Lender in the amount of the applicable payment for the Loans to be prepaid. In the event that the aggregate required payment amount for the Loans delivered by the Borrower to the Administrative Agent is less than the Offer Amount applicable to the Loans, the Administrative Agent shall deliver the excess to the Borrower immediately after the Payment Date for application in accordance with this Section 5.06.

          (iv) Each Lender electing to receive a prepayment shall so notify the Administrative Agent in a written notice delivered at least three Business Days prior to the Payment Date. A Lender shall be entitled to withdraw its election to have its Loans repaid if the Administrative Agent or the Borrower receives not later than one Business

Day prior to the Payment Date, a telex, facsimile transmission or letter setting forth the name of such Lender, the principal amount of the Loans which the Lender has previously elected to be repaid and a statement that such Lender is withdrawing its election to have such Loans repaid.

          (v) At the time the Borrower prepays Loans under this Section, the Borrower shall also deliver an Officers’ Certificate stating that such Loans are to be prepaid by the Borrower pursuant to and in accordance with the terms of this Section. A Loan shall be deemed to have been prepaid at the time the Administrative Agent, directly or through an agent, delivers payment therefor to the applicable Lender.

          (e) The Borrower shall, in connection with the prepayment of Loans pursuant to this Section 5.06, provide the Lenders with such information and documents as it provides the holders of the Junior Lien Notes in connection with the offer to prepay the Junior Lien Notes being made at such time and shall provide the Lenders with the same time provided for notices, responses and other relevant actions in connection with the prepayment as it affords to the holders of the Junior Lien Notes.

          SECTION 5.07. Limitation on Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless such transaction is on terms:

          (i) that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

          (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25,000,000,

               (A) are set forth in writing, and

               (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

          (iii) that, in the event such Affiliate Transaction involves an amount in excess of $75,000,000, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries.

          (b) The provisions of Section 5.07(a) will not prohibit:

          (i) any Restricted Payment permitted to be paid pursuant to Section 5.04,

          (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

          (iii) the grant of stock options or similar rights to employees and directors of the Borrower pursuant to plans approved by the Board of Directors,

          (iv) loans or advances to employees in the ordinary course of business of the Borrower,

          (v) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business,

          (vi) any transaction between or among any of the Borrower, any Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity,

          (vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower,

          (viii) any agreement as in effect on the Indenture Closing Date and described in the Borrower’s SEC filings as filed on or prior to the Indenture Closing Date, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable in any material respect to the Borrower or its Restricted Subsidiaries) and the transactions evidenced thereby,

          (ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party, or

          (x) any transaction effected as part of a Qualified Receivables Transaction.

          SECTION 5.08. Change of Control. (a) Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repay all or any part of such Lender’s Loans in an amount in cash equal to 101% of the principal outstanding amount of such Loans, plus accrued and unpaid interest to the date of repayment (subject to the right of Lenders to receive interest due on the relevant interest payment date), in accordance with Section 5.08(b).

          (b) Within 30 days following any Change of Control, the Borrower shall mail a notice to each Lender, with a copy to the Administrative Agent (the “Change of Control Offer”), stating:

          (i) that a Change of Control has occurred and that such Lender has the right to require the Borrower to repay all or a portion of such Lender’s Loans in an amount in cash equal to 101% of the outstanding principal amount of such Loans, plus accrued and unpaid interest to the date of purchase (subject to the right of Lenders to receive interest on the relevant interest payment date);

          (ii) the circumstances and relevant facts and financial information regarding such Change of Control;

          (iii) the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (iv) the instructions determined by the Borrower, consistent with this Section 5.08, that a Lender must follow in order to have its Loans repaid.

          (c) The Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.08 applicable to a Change of Control Offer made by the Borrower and repays all Loans under such Change of Control Offer. In addition, the Borrower shall not be required to make a Change of Control Offer upon a Change of Control in respect of any Loans to the extent that the Borrower has delivered a valid notice of prepayment to the Administrative Agent prior to the Change of Control, and thereafter prepays such Loans in accordance with the terms set forth in such prepayment notice prior to the date on which such Change of Control Offer would otherwise be required to be made.

          (d) The Borrower shall, in connection with the prepayment of Loans pursuant to this Section 5.08, provide the Lenders with such information and documents as it provides the holders of the Junior Lien Notes in connection with the offer to prepay the Junior Lien Notes being made at such time and shall provide the Lenders with the same time provided for notices, responses and other relevant actions in connection with the prepayment as it affords to the holders of the Junior Lien Notes.

          (e) On the repayment date, the Borrower shall pay the required repayment amount under Section 5.08(a), plus accrued and unpaid interest, if any, to the Lenders entitled thereto.

          SECTION 5.09. Limitation on Liens. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including

Capital Stock of a Restricted Subsidiary), whether owned on the Indenture Closing Date or thereafter acquired, other than:

          (i) in the case of any asset that does not constitute Collateral (including assets previously constituting Collateral that have been released from the Liens securing the Obligations and the Subsidiary Guarantees), Permitted Liens; provided, however, that any Lien on such assets shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under this Agreement and Subsidiary Guarantees are secured on an equal and ratable basis with (or, in the case of any such Indebtedness which is a Subordinated Obligation, on a prior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien on such assets; and

          (ii) in the case of any asset that constitutes Collateral, Permitted Collateral Liens.

          (b) Notwithstanding the foregoing, to the extent that any asset that does not already constitute Collateral (other than Additional Excluded Collateral) is pledged to secure First Lien Bank Indebtedness or Second Lien Bank Indebtedness, including any Refinancings thereof, such asset shall also be pledged to secure the Loans and the Subsidiary Guarantees on an immediately junior basis to the First Lien Bank Indebtedness or Second Lien Bank Indebtedness so secured by such asset and such asset will thereafter be deemed to be part of the Collateral.

          SECTION 5.10. Limitation on Sale/Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          (a) the Borrower or such Restricted Subsidiary would be entitled to:

          (i) Incur Indebtedness with respect to such Sale/Leaseback Transaction pursuant to Section 5.03 and

          (ii) create a Lien on such property securing such Indebtedness without equally and ratably securing the Loans pursuant to Section 5.09;

          (b) the gross proceeds payable to received by the Borrower or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

          (c) the transfer of such property is permitted by, and, if applicable, the Borrower applies the proceeds of such transaction in compliance with, Section 5.06.

          SECTION 5.11. Future Subsidiary Guarantors. (a) The Borrower shall cause each Restricted Subsidiary that Guarantees any Indebtedness of the Borrower or of any Subsidiary Guarantor to become a Subsidiary Guarantor, and if applicable, execute and deliver to the Administrative Agent and the Collateral Agent a supplement to this Agreement (substantially in the form of Exhibit J), the Collateral Agreement and, if applicable, other Security Documents pursuant to which such Subsidiary shall Guarantee payment of the Obligations. Upon execution and delivery by the Administrative Agent, the Borrower and a Subsidiary of an instrument in the form of Exhibit J hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. For the purposes of this Section 5.11(a), a pledge of an intercompany note by a Restricted Subsidiary to secure Indebtedness of the Borrower or a Subsidiary Guarantor shall be considered a Guarantee by such Restricted Subsidiary unless such intercompany note is also pledged to secure the Obligations or the applicable Subsidiary Guarantee with the same level of priority that the Obligations or Subsidiary Guarantee bear to the other Indebtedness secured by such pledge. Each Subsidiary Guarantee shall be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          (b) In the event that any Subsidiary Guarantor that is not a Grantor Subsidiary Guarantor shall at any time have Consolidated assets greater than $10,000,000 as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC, then at such time the Borrower will, within 30 days (or such longer period as may be reasonable under the circumstances), cause such Subsidiary Guarantor to become a Grantor Subsidiary Guarantor and execute and deliver to the Administrative Agent all applicable documents pursuant to which its assets (other than Consent Assets) constituting Collateral will be pledged to secure its Subsidiary Guarantee of the Obligations.

          SECTION 5.12. Suspension of Certain Covenants. (a) Following the first day (the “Suspension Date”) that:

          (i) the Loans hereunder have an Investment Grade Rating from both of the Rating Agencies, and

          (ii) no Default has occurred and is continuing hereunder,

the Borrower and its Restricted Subsidiaries will not be subject to Sections 5.03, 5.04, 5.05, 5.06, 5.07, 5.11 and Section 6.01(c) (collectively, the “Suspended Covenants”). In addition, the Borrower may elect to suspend the Subsidiary Guarantees, and the Borrower may also elect to release any or all of the Collateral from the Liens securing the Loans and Subsidiary Guarantees.

          (b) In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Loans below an Investment Grade Rating, then the Borrower and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events, the Subsidiary Guarantees shall be reinstated and any Collateral that was released from Liens securing the Loans and Subsidiary Guarantees, as well as any Collateral acquired since the Suspension Date, shall be restored and pledged to secure the Loans and the Subsidiary Guarantees, as applicable. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period”.

          (c) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Borrower shall not designate any Subsidiary to be an Unrestricted Subsidiary unless the Borrower would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

          (d) On the Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified to have been Incurred pursuant to Section 5.03(a) or one of Section 5.03(b)(i) through 5.03(b)(xi) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 5.03(a) or Section 5.03(b), such Indebtedness shall be deemed to have been outstanding on the Effective Date, so that it is classified as permitted under Section 5.03(b)(iii)(B). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 5.04 shall be made as though Section 5.04 had been in effect since the Effective Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 5.04(a) and the items specified in Section 5.04(a)(iii) shall increase the amount available to be made under Section 5.04(a). For purposes of determining compliance with Section 5.06(a) and Section 5.06(b), the Net Available Cash from all Asset Dispositions not applied in accordance with Section 5.06 shall be deemed to be reset to zero.

          (e) In addition, the Borrower and the Restricted Subsidiaries may honor any contractual commitments to take actions after a Reversion Date as long as such contractual commitments were entered into during a Suspension Period and not in anticipation of the Loans’ no longer having an Investment Grade Rating from both of the Rating Agencies.

          SECTION 5.13. Compliance Certificate. The Borrower shall deliver to the Administrative Agent within 120 days after the end of each fiscal year of the Borrower an Officers’ Certificate signed by a Financial Officer stating (i) that a review of the activities of the Borrower and the Subsidiaries during the preceding fiscal year has been made with a view to determining whether the Borrower and the Subsidiary Guarantors have fulfilled their obligations under this Agreement and (ii) that, to the knowledge of such Financial Officer, no Default or Event of Default occurred during such period (or, if a Default or Event of Default hereunder shall have occurred, describing all such Defaults or Events of Default hereunder of which such Financial

Officer may have knowledge and what action the Borrower has taken, is taking and/or proposes to take with respect thereto).

          SECTION 5.14. Further Instruments and Acts. Upon request of the Administrative Agent, the Borrower will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

          SECTION 5.15. Guarantees and Collateral. (a) In the event that there shall at any time exist any North American Subsidiary (other than an Excluded Subsidiary or Consent Subsidiary) that shall not be a party to the Collateral Agreement or the Canadian Security Agreements, as the case may be, the Borrower will promptly notify the Administrative Agent and the Collateral Agent (including in such notice the information that would have been required to be set forth with respect to such Subsidiary in the Perfection Certificate if such Subsidiary had been one of the Grantors listed therein) and will, within 30 days (or such longer period as may be reasonable under the circumstances) after such notification, deliver to the Administrative Agent and the Collateral Agent a supplement to the Collateral Agreement or the Canadian Security Agreements, as the case may be, in substantially the form specified therein, duly executed and delivered on behalf of such North American Subsidiary, pursuant to which such North American Subsidiary will become a party to the Collateral Agreement and a Subsidiary Guarantor and, if it elects to become a Grantor or if its Total Assets are greater than $10,000,000 as of December 31, 2004, or if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.02, a Grantor, in each case as defined in the Collateral Agreement.

          (b) In the event that the Borrower or any other Grantor shall at any time directly own any Equity Interests of any Subsidiary (other than (i) Equity Interests in any Subsidiary with Total Assets not greater than $10,000,000 as of December 31, 2004, or if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.02, (ii) Equity Interests in any Excluded Subsidiary or Consent Subsidiary and (iii) Equity Interests already pledged in accordance with this paragraph or Section 4.01(l)), the Borrower will promptly notify the Administrative Agent and the Collateral Agent and will, within 30 days (or such longer period as may be reasonable under the circumstances) after such notification, cause such Equity Interests to be pledged under the Collateral Agreement and cause to be delivered to the Collateral Agent (or its sub-agent for perfection) any certificates representing such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that (A) no Grantor shall be required to pledge more than 65% of outstanding voting Equity Interests of any Foreign Subsidiary and (B) no Grantor shall be required to pledge any Equity Interests in any Foreign Subsidiary if a Financial Officer shall have delivered a certificate to the Administrative Agent certifying that the Borrower has determined, on the basis of reasonable inquiries in the jurisdiction of such Person, that such pledge would affect materially and adversely the ability of such Person to conduct its business in such jurisdiction.

          (c) In the event that the Borrower or any other Grantor shall at any time directly own any Equity Interests of any Material Foreign Subsidiary (other than Equity Interests already pledged in accordance with this paragraph and Equity Interests in any Consent Subsidiary), the Borrower will promptly notify the Administrative Agent and the Collateral Agent and will take all such actions as the Administrative Agent shall reasonably request and as shall be available under applicable law to cause such Equity Interests to be pledged under a Foreign Pledge Agreement and cause to be delivered to the Collateral Agent (or its sub-agent for perfection) any certificates representing such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that (A) no Grantor shall be required to pledge more than 65% of outstanding voting Equity Interests of any Foreign Subsidiary and (B) no Grantor shall be required to pledge any Equity Interests in any Person if a Financial Officer shall have delivered a certificate to the Administrative Agent certifying that the Borrower has determined, on the basis of reasonable inquiries in the jurisdiction of such Person, that such pledge would affect materially and adversely the ability of such Person to conduct its business in such jurisdiction.

          (d) In the event that the Borrower or any other Grantor shall at any time own any Material Intellectual Property (other than Material Intellectual Property as to which the actions required by this paragraph have already been taken), the Borrower will promptly notify the Administrative Agent and the Collateral Agent and will file all Uniform Commercial Code financing statements or other applicable personal property security law filings and recordations with the Patent and Trademark Office or the Canadian Intellectual Property Office as shall be required by law or reasonably requested by the Administrative Agent to be filed or recorded to perfect the Liens intended to be created on the Collateral (to the extent such Liens may be perfected by filings under the Uniform Commercial Code or other personal property security legislation as in effect in any applicable jurisdiction or by filings with the United States Patent and Trademark Office or the Canadian Intellectual Property Office); provided, that if the consents of Persons other than the Borrower and the Wholly Owned Subsidiaries would be required under applicable law or the terms of any agreement in order for a security interest to be created in any Material Intellectual Property under the Collateral Agreement or the Canadian Security Agreements, as the case may be, a security interest shall not be required to be created in such Material Intellectual Property prior to the obtaining of such consents. The Borrower will endeavor in good faith to obtain any consents required to permit any security interest in Material Intellectual Property to be created under the Collateral Agreement or the Canadian Security Agreements, as the case may be.

          (e) The Borrower will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, as may be reasonably requested by the Administrative Agent in order to cause the security interests purported to be created by the Security Documents or required to be created under the terms of this Agreement to constitute valid security interests, perfected in accordance with this Agreement.

ARTICLE VI

Successor Borrower

          SECTION 6.01. When Borrower May Merge or Transfer Assets. (a) The Borrower shall not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to, any Person, unless:

          (i) the resulting, surviving or transferee Person (the “Successor Borrower”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume, by a supplemental agreement, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the Obligations of the Borrower under the Credit Documents;

          (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (iii) immediately after giving effect to such transaction, (A) the Successor Borrower would be able to Incur an additional $1.00 of Indebtedness under Section 5.03(a) or (B) the Consolidated Coverage Ratio for the Successor Borrower would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction; and

          (iv) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Agreement.

          (b) The Successor Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, and the predecessor Borrower, other than in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Loans.

          (c) The Borrower shall not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, in or a series of related transactions, to any Person unless:

          (i) except in the case of a Subsidiary Guarantor (A) that has been disposed of in its entirety to another Person (other than to the Borrower or an Affiliate of the Borrower), whether through a merger, consolidation or sale of Capital Stock or assets or (B) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) shall expressly assume, by a supplemental agreement, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

          (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

          (iii) the Borrower will have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Agreement.

          (d) Notwithstanding the foregoing:

          (i) any Restricted Subsidiary may Consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or any Subsidiary Guarantor and

          (ii) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction within the United States of America, any State thereof or the District of Columbia to realize tax or other benefits.

ARTICLE VII

Defaults and Remedies

          SECTION 7.01. Events of Default. An “Event of Default” occurs if:

          (a) the Borrower defaults in any payment of interest on any Loan when the same becomes due and payable, and such default continues for 30 days;

          (b) the Borrower defaults in the payment of principal of any Loan when the same becomes due and payable, upon optional or required prepayment or repayment, upon declaration of acceleration or otherwise;

          (c) the Borrower or any Subsidiary Guarantor fails to comply with its obligations under Section 6.01;

          (d) the Borrower or any Restricted Subsidiary fails to comply with Section 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12 or 5.15 (in each case, other than a failure to repay Loans) or Section 4.09 of the Collateral Agreement and such failure continues for 30 days after the notice from the Administrative Agent or the Majority Lenders as specified below;

          (e) the Borrower or any Restricted Subsidiary fails to comply with its agreements contained in this Agreement or the Security Documents (other than those referred to in clauses (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice from the Administrative Agent or the Lenders as specified below;

          (f) the Borrower or any Restricted Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Borrower or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50,000,000 or its foreign currency equivalent;

          (g) the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for any substantial part of its property or (iv) makes a general assignment for the benefit of its creditors, or, in each case, takes any comparable action under any foreign laws relating to insolvency;

          (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower or any Significant Subsidiary in an involuntary case, (ii) appoints a Custodian of the Borrower or any Significant Subsidiary or for any substantial part of its property or (iii) orders the winding up or liquidation of the Borrower or any Significant Subsidiary, or, in each case, any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

          (i) any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $50,000,000 or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) is rendered against the Borrower or a Significant Subsidiary and such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment;

          (j) any Subsidiary Guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under this Agreement or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified below;

          (k) (i) the Borrower or any Subsidiary Guarantor repudiates or disaffirms its obligations under any of the Security Documents, (ii) the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against the Borrower or any Subsidiary Guarantor for any reason with respect to any material portion of the Collateral or (iii) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and this Agreement), or cease to be effective to grant the Collateral Agent, for the benefit of all Secured Parties a perfected Lien on the Collateral with the priority purported to be created thereby, in each case under this Section 7.01(k)(iii), with respect to any material portion of the Collateral; or

          (l) any representation or warranty made or deemed made by or on behalf of any Credit Party in any Credit Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect when made or deemed made in any respect material to the rights or interests of the Lenders under the Credit Documents;

At any time after the occurrence and during the continuance of an Event of Default (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 7.01), the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Section 7.01, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          The events described in the foregoing paragraphs (a) through (l) in this Section 7.01 shall constitute Events of Default whatever the reason for any such Event of Default and whether such Event of Default is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

          Notwithstanding the foregoing, a default under Section 7.01(d), (e), (f), (i) or (j) (only with respect to any Subsidiary Guarantor that is not a Significant Subsidiary) shall not constitute an Event of Default until the Administrative Agent notifies the Borrower or the Majority Lenders notify the Borrower and the Administrative Agent of the default and the Borrower or the Subsidiary Guarantor, as applicable, does not cure such default within any applicable time specified in Section 7.01(d), (e), (f), (i) or (j) hereof after receipt of such notice.

          The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

          The Borrower shall deliver to the Administrative Agent, within 30 days after the occurrence thereof, written notice of any Event of Default under Section 7.01(f), (j) or (k) and any event which with the giving of notice or the lapse of time would become an Event of Default under Section 7.01(d), (e) or (i), its status and what action the Borrower is taking or proposes to take with respect thereto.

ARTICLE VIII

Subsidiary Guarantees

          SECTION 8.01. Guarantees. (a) Each Subsidiary Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all of the Guaranteed Obligations of such Subsidiary Guarantor, jointly with the other Subsidiary Guarantors and severally. Each of the Subsidiary Guarantors further agrees that its Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any such Guaranteed Obligation. Each of the Subsidiary Guarantors waives presentment to, demand of payment from and protest to the Borrower or any Subsidiary Guarantor of any of its Guaranteed Obligations, and also waives notice of acceptance of its guarantee, notice of protest for nonpayment and all similar formalities.

          (b) Each of the Subsidiary Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent, Collateral Agent or any Lender to any security held for the payment of its Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower.

          (c) Except for termination of a Subsidiary Guarantor’s obligations hereunder or a release of such Subsidiary Guarantor pursuant to Section 8.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations of such Subsidiary Guarantor or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy under the provisions of this Agreement or any Security Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any Security Document or any other agreement, including with respect to any other Subsidiary Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent, Collateral Agent or any Lender for the Guaranteed Obligations of such Subsidiary Guarantor or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations of such Subsidiary Guarantor; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations of such Guarantor). Each Grantor Subsidiary Guarantor expressly authorizes the Collateral Agent and the Administrative Agent, in accordance with the Security Documents, to take and hold security for the payment and performance of the Guaranteed Obligations of such Grantor Subsidiary Guarantor, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations of such Grantor Subsidiary Guarantor, all without affecting the obligations of such Grantor Subsidiary Guarantor hereunder.

          (d) To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Subsidiary Guarantor or the unenforceability of the Guaranteed Obligations of such Subsidiary Guarantor or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Subsidiary Guarantor, other than the indefeasible payment in full in cash of all the Guaranteed Obligations of such Subsidiary Guarantor. The Collateral Agent and the Administrative Agent may, at their election and only in accordance with the Security Documents, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any Subsidiary Guarantor or exercise any other right or remedy available to them against the Borrower or any Subsidiary Guarantor, in each case without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations of such Subsidiary Guarantor have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower or any other Subsidiary Guarantor, as the case may be, or any security.

          (e) Each of the Subsidiary Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation of such Subsidiary Guarantor is rescinded or must otherwise be restored by the Collateral Agent or the Administrative Agent upon the bankruptcy or reorganization of the Borrower, any other Subsidiary Guarantor or otherwise.

          SECTION 8.02. Limitation on Liability. Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this

Agreement, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          SECTION 8.03. Successors and Assigns. This Article VIII shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors, transferees and assigns of the Administrative Agent and the Lenders and, in the event of any transfer or assignment of rights by any Lender or the Administrative Agent, the rights and privileges conferred upon that party in this Agreement shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.

          SECTION 8.04. No Waiver. Neither a failure nor a delay on the part of either the Administrative Agent or the Lenders in exercising any right, power or privilege under this Article VIII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Administrative Agent and the Lenders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article VIII at law, in equity, by statute or otherwise.

          SECTION 8.05. Modification. No modification, amendment or waiver of any provision of this Article VIII, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

          SECTION 8.06. Release of Subsidiary Guarantor. A Subsidiary Guarantor shall be released from its obligations under this Article VIII (other than any obligation that may have arisen under Section 8.07):

          (a) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Borrower or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor,

          (b) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

          (c) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement,

          (d) unless there is then existing an Event of Default, at such time and for so long as any such Subsidiary Guarantor that became a Subsidiary Guarantor after the Indenture Closing Date pursuant to Section 5.11 does not Guarantee any Indebtedness that would have required such Subsidiary Guarantor to enter into a supplement to this

Agreement pursuant to Section 5.11 and the Borrower provides an Officers’ Certificate to the Administrative Agent certifying that no such Guarantee is outstanding and the Borrower elects to have such Subsidiary Guarantor released from this Article VIII, or

          (e) at any time during a Suspension Period if the Borrower provides an Officers’ Certificate to the Administrative Agent stating that the Borrower elects to have such Subsidiary Guarantor released from this Article VIII, provided, however, that in the case of clause (a), except with respect to any sale of such Subsidiary Guarantor pursuant to any exercise of any remedies by the Credit Agent (as defined in the Lien Subordination and Intercreditor Agreement) permitted under the Lien Subordination and Intercreditor Agreement, and in the case of clause (b) above, (i) such sale or other disposition is made to a Person other than the Borrower or a Subsidiary of the Borrower, (ii) such sale or disposition is otherwise permitted by this Agreement and (iii) the Borrower complies with its obligations under Section 5.06.

At the request of the Borrower, the Administrative Agent shall execute and deliver an appropriate instrument evidencing such release.

          SECTION 8.07. Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Agreement to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE IX

The Administrative Agent

          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Majority Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information communicated to the Administrative Agent by or relating to the Borrower or any Subsidiary. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders, as the case may be, or in the absence of its own gross negligence or wilful misconduct. In addition, the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor with the Borrower’s written consent (which shall not be unreasonably withheld or delayed and shall not be required from the Borrower if an Event of Default has occurred and is continuing). If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the Borrower’s written consent (which shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent which shall be a bank or an Affiliate thereof, in each case with a net worth of at least $1,000,000,000 and an office in New York, New York. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

          Notwithstanding any other provision contained herein, each Lender acknowledges that the Administrative Agent is not acting as an agent of the Borrower and that the Borrower will not be responsible for acts or failures to act on the part of the Administrative Agent.

          Without prejudice to the provisions of this Article IX, each Lender hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as the person holding the power of attorney (in such capacity, the “fondé de pouvoir”) of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the fondé de pouvoir under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and to be the sole registered holder of any debenture which may be issued under any hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law. In this respect, (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture and owing to each Lender, and (ii) each Lender will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof.

          Each of the fondé de pouvoir and the Custodian shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to fondé de pouvoir and the Custodian (as applicable) with respect to the charged property under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise and on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall be deemed to have consented to and confirmed: (y) the fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the fondé de pouvoir in such capacity, (z) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity.

ARTICLE X

Miscellaneous

          SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

          (i) if to the Borrower, to it at 1144 East Market Street, Akron, Ohio, 44316-0001, Attention of the Treasurer (Telecopy No. (330) 796-6502 or (330) 796-8836);

          (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Debbie Meche and Cliff Trapani (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Robert Kellas (Telecopy No. (212) 270-5100);

          (iii) if to a Lender, to it at its address (or telecopy number or e-mail address) set forth in Schedule 2.01 or its Administrative Questionnaire.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any of the Agents or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

          (b) Except as set forth in paragraph (c) below, no Credit Document or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties party thereto and the Administrative Agent or Collateral Agent, as the case may be, with the consent of the Majority Lenders; provided, that no such agreement shall (i) increase the Commitment or extend the expiration date of the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive all or part of the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the prior written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or date for the payment of any interest on any Loan or any fee, or reduce the amount of, waive or excuse any such payment, without the prior written consent of each Lender adversely affected thereby, (iv) release all or substantially all the Subsidiary Guarantors from their Guarantees under this Agreement, or release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (v) change any provision of the Collateral Agreement or any other Security Document to alter the amount or allocation of any payment to be made to the Secured Parties, without the written consent of each adversely affected Lender, (vi) change Section 2.14 in a manner that would alter the pro rata sharing of any payment without the written consent of each Lender adversely affected thereby, (vii) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (viii) change any of the provisions of the second sentence of Section 2.07(a), without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent under any Credit Document, or any provision of any Credit Document providing for payments by or to the Administrative Agent, in each case without the prior written consent of such Agent; provided further, that so long as the rights or interests of any Lender shall not be adversely affected in any material respect, the Collateral Agreement or any other Security Document may be amended without the consent of the Majority Lenders (A) to cure any ambiguity, omission, defect or inconsistency, or (B) to provide for the addition of any assets or classes of assets to the Collateral. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

          (c) Notwithstanding anything to the contrary herein, each provision of Article V (other than Section 5.15) and each provision of, and Default or Event of Default under, Section 7.01 (other than paragraph (l) thereof or in respect of any Event of Default arising under such paragraph (l)) may also be waived, amended or modified with the consent of Lenders and holders of the Junior Lien Notes (with respect to the corresponding provisions in the Junior Lien Indenture) representing a majority in interest of the aggregate principal amount Loans and Junior Lien Notes.

          SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Arrangers, and other local and foreign counsel for the Administrative Agent and Arrangers, limited to one per jurisdiction, in connection with the Security Documents and the creation and perfection of the Liens created thereby and other local and foreign law matters) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans. The Borrower also shall pay all out-of-pocket expenses incurred by the Administrative Agent in connection with the creation and perfection of the security interests contemplated by this Agreement, including all filing, recording and similar fees and, as more specifically set forth above, the reasonable fees and disbursements of counsel (including foreign counsel in connection with Foreign Pledge Agreements).

          (b) The Borrower shall indemnify each Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by or asserted against any Indemnitee and arising out of (i) the execution or delivery of this Agreement or any other Credit Document or other agreement or instrument contemplated hereby, the syndication and arrangement of the credit facilities provided for herein, the performance by the parties hereto of their respective obligations or the exercise by the parties hereto of their rights hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses shall have resulted from the gross negligence or wilful misconduct of such Indemnitee or the breach by such Indemnitee of obligations set forth herein or in any other Credit Document.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Arranger, as the case may be, such Lender’s percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the outstanding Loans of such Lender and the other Lenders) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Arranger in its capacity as such.

          SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Indemnitees and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitees, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

          (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, a Federal Reserve Bank or, if an Event of Default has occurred and is continuing, any other assignee; and

          (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, a Federal Reserve Bank or an Approved Fund.

          (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Commitment or Loans unless each of the Borrower and the Administrative Agent shall otherwise consent, provided (i) that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (ii) in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable; and

          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

                  (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. Each assignment hereunder shall be deemed to be an assignment of the related rights under the Collateral Agreement and each other applicable Security Document.

          (iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of their obligations under this Agreement or under any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (iii) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Assumption and copies of the most recent financial statements delivered pursuant to Section 5.02 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant and that, under Section 10.02, would require the consent of each affected Lender. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(d) as though it were a Lender.

     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall specifically refer to this exception. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Lender.

          (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in Section 4.01. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. No failure to obtain any approval required for the effectiveness of any provision of this Agreement shall affect the validity or enforceability of any other provision of this Agreement.

          SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Loans shall have become due and payable pursuant to Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each of the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

          (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY

LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have been informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority (including the NAIC), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary or advisable in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or Persons acting on its behalf relating to the Borrower or its business, other than any such information that is available to any Agent or any Lender prior to disclosure by the Borrower on a nonconfidential basis from a source other than the Borrower that is not known by the recipient to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information.

          SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Alternate Base Rate to the date of repayment, shall have been received by such Lender.

          SECTION 10.14. Security Documents. Each Lender hereby authorizes and directs (i) the Administrative Agent to execute, on behalf of all Lenders, the Accession Agreement (as defined in the Collateral Agreement) as the “Acceding Representative” thereunder and (ii) the Collateral Agent to accept from the Borrower the Collateral Agreement Designation Notice, the LSIA Designation Notice and each other Security Document. Each Lender, by executing and delivering this Agreement, acknowledges receipt of a copy of the Collateral Agreement, agrees that it thereby becomes a party to the Collateral Agreement and approves and agrees to be bound by and to act in accordance with the terms and conditions of the Collateral Agreement and each other Security Document, specifically including (i) the provisions of Article VI of the Collateral Agreement (governing the exercise of remedies under the Security Documents and the distribution of the proceeds realized from such exercise) and (ii) the provisions of Articles IX and X of the Collateral Agreement (relating to the duties and responsibilities of the Collateral Agent thereunder and providing for the indemnification and the reimbursement of expenses of the Collateral Agent thereunder by the Lenders). Each party hereto further agrees that the foregoing provisions of the Collateral Agreement shall apply to each other Security Document.

          SECTION 10.15. Lien Subordination and Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement. Each Lender (a) hereby consents to the subordination of the Liens securing the Obligations on the terms set forth in the Lien Subordination and Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Lien Subordination and Intercreditor Agreement and (c) hereby authorizes and instructs the Collateral Agent to enter into the Lien Subordination and Intercreditor Agreement and to subject the Obligations and the Liens securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Senior Obligations Secured Parties (as defined in the Lien Subordination and Intercreditor Agreement) to extend credit to the Company and its subsidiaries, and such Senior Obligations Secured Parties are intended third party beneficiaries of such provisions and the provisions of the Lien Subordination and Intercreditor Agreement.

          SECTION 10.16. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

          SECTION 10.17. Release of Collateral. (a) Subject to subsections (b) and (c) of this Section 10.17, Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or the Lien Subordination and Intercreditor Agreement or as provided hereby. Upon the request of the Borrower pursuant to an Officers’ Certificate or an Opinion of Counsel to the effect that all conditions precedent hereunder have been met, and without the consent of any Lender, the Borrower and the Grantor Subsidiary Guarantors shall be entitled to a release of any assets included in the Collateral from the Liens securing the Loans and the Subsidiary Guarantees, and the Collateral Agent and the Administrative Agent shall release such Collateral from such Liens at the Borrower’s sole cost and expense, under one or more of the following circumstances:

     (i) pursuant to an amendment or waiver in accordance with Section 10.02;

     (ii) if all other Liens (other than Permitted Collateral Liens described in clause (d) of the definition thereof) on that asset securing Priority Lien Obligations and any Other Pari Passu Lien Obligations then secured by that asset (including all commitments thereunder) are released; provided, however, that after giving effect to the release, at least $300,000,000 of obligations secured by the Priority Liens on the remaining Collateral remain outstanding or committed and available to be drawn under the documents governing such commitment and no Default shall have occurred and be continuing as of the time of such proposed release;

     (iii) in the event of any sale, transfer, lease or other disposition of such Collateral in a transaction permitted or not prohibited under Section 5.06, including any such transactions by JPMCB, in its capacity as administrative agent and collateral agent for the lenders party to each of the Credit Agreements or any successor thereto (or any Person otherwise designated the “Credit Agent” pursuant to the Lien Subordination and Intercreditor Agreement) in connection with an exercise of remedies against the Collateral on behalf of lenders under any Priority Lien Obligations secured by such Collateral; provided, however, that all other Priority Liens and Pari Passu Liens (other than Permitted Collateral Liens described in clause (d) of the definition thereof) have also been released in respect of such disposed asset; provided further, however, that such Liens shall not be released in respect of any such sale, transfer, lease or other disposition to the Borrower or any Subsidiary unless the Borrower elects to cause such transaction to be an Asset Disposition;

     (iv) if the Company provides substitute collateral in respect of such Collateral with at least an equivalent Fair Market Value;

     (v) if all of the stock of any Subsidiary that is pledged to the Collateral Agent is released (except in the case of a release because such stock has become part of the Excluded Securities) or if any Subsidiary of the Borrower that is a Subsidiary Guarantor is released from its Subsidiary Guarantee, that Subsidiary’s assets shall also be released;

     (vi) upon payment in full of the principal of, accrued and unpaid interest on the Loans and all other Obligations under this Agreement, the Subsidiary Guarantees, the Security Documents and the Lien Subordination and Intercreditor Agreement that are due and payable at or prior to the time such principal, accrued and unpaid interest are paid;

     (vii) upon a satisfaction and discharge of this Agreement; or

     (viii) at any time during a Suspension Period if the Borrower provides an Officers’ Certificate to the Administrative Agent certifying that a Suspension Date has occurred and no Reversion Date has occurred subsequently and that the Borrower elects to have such Collateral released from the Lien of this Agreement and this Security Documents.

          Upon receipt of such Officers’ Certificate or Opinion of Counsel and any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Administrative Agent and the Collateral Agent shall, at the Borrower’s expense, execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Security Documents. Notwithstanding any of the foregoing to the contrary, the Lien releases referred to in clauses (iii), (vi), (vii) and (viii) above shall be automatic, without any action required on the part of the Borrower, any Grantor Subsidiary Guarantor, the Collateral Agent or the Administrative Agent (other than in the case of clause (iii), (A) at the Borrower’s election pursuant to clause (iii) and (B) any releases of Liens on equity interests in any entity organized under the laws of a jurisdiction outside the United States or any real property in any such jurisdiction).

          (b) Except as otherwise provided in the Lien Subordination and Intercreditor Agreement, no Collateral may be released from the Liens and security interests created by the Security Documents unless the Officers’ Certificate or Opinion of Counsel required by this Section 10.17, dated not more than 30 days prior to the date of the application for such release, has been delivered to the Collateral Agent and the Administrative Agent.

          (c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Loans has been accelerated (whether by declaration or otherwise) and the Administrative Agent has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Agreement or the Security Documents will be effective as against the Lenders, except as otherwise provided in the Lien Subordination and Intercreditor Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GOODYEAR TIRE & RUBBER COMPANY, as Borrower,

by	/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Bernard J. Lillis

Name: Bernard J. Lillis
Title: Managing Director

BELT CONCEPTS OF AMERICA, INC., as a Subsidiary Guarantor,

by	/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

CELERON CORPORATION, as a Subsidiary Guarantor,

by	/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

COSMOFLEX, INC., as a Subsidiary Guarantor,

by	/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

 2

DAPPER TIRE CO, INC., as a Subsidiary Guarantor,

by
/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

DIVESTED COMPANIES HOLDING COMPANY, as a Subsidiary Guarantor,

by
/s/ Randall M. Loyd

Name: Randall M. Loyd
Title: Vice President

by
/s/ Ronald J. Carr

Name: Ronald J. Carr
Title: Vice President

DIVESTED LITCHFIELD PARK PROPERTIES, INC., as a Subsidiary Guarantor,

by
/s/ Randall M. Loyd

Name: Randall M. Loyd
Title: Vice President

by
/s/ Ronald J. Carr

Name: Ronald J. Carr
Title: Vice President

 3

GOODYEAR CANADA INC., as a Subsidiary Guarantor,

by
/s/ Linda Alexander

Name: Linda Alexander
Title: Vice President Finance

by
/s/ D.S. Hamilton

Name: D.S. Hamilton
Title: Secretary

GOODYEAR FARMS, INC., as a Subsidiary Guarantor,

by
/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

GOODYEAR INTERNATIONAL CORPORATION, as a Subsidiary Guarantor,

by
/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

GOODYEAR WESTERN HEMISPHERE CORPORATION, as a Subsidiary Guarantor,

by
/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

 4

THE KELLY-SPRINGFIELD TIRE CORPORATION, as a Subsidiary Guarantor,

by
/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

WHEEL ASSEMBLIES INC., as a Subsidiary Guarantor,

by
/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

WINGFOOT COMMERCIAL TIRE SYSTEMS, LLC, as a Subsidiary Guarantor,

by
/s/ Darren R. Wells

Name: Darren R. Wells
Title: Vice President

WINGFOOT VENTURES EIGHT INC., as a Subsidiary Guarantor,

by
/s/ Randall M. Loyd

Name: Randall M. Loyd
Title: Vice President

Signature Page to
The Goodyear Tire & Rubber Company’s
Third Lien Credit Agreement Dated as of
April 8, 2005

LENDER:	JPMorgan Chase Bank, N.A,

by
/s/ Bernard J. Lillis

Name: Bernard J. Lillis
Title: Managing Director

Signature Page to
The Goodyear Tire & Rubber Company’s
Third Lien Credit Agreement Dated as of
April, 8, 2005

LENDER:	Deutsche Bank Trust Company Americas,

by
/s/ David Mayhew

Name: David Mayhew
Title: Managing Director

by
/s/ Stephen Cayer

Name: Stephen Cayer
Title: Director

Signature Page to
The Goodyear Tire & Rubber Company’s
Third Lien Credit Agreement Dated as of
April 8, 2005

LENDER:	UBS AG, STAMFORD BRANCH,

by
/s/ Pamela Oh

Name: Pamela Oh
Title: Associate Director Banking Products Services, US

by
/s/ Janice L. Randolph

Name: Janice L. Randolph
Title: Associate Director Banking Products Services, US